Execution Version Certain identified confidential information contained in this document, marked by brackets, has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. MANAGEMENT WARRANTY DEED City Point, 1 Ropemaker Street London, EC2Y 9AW

Contents

Clause		Page
1.	Definitions and interpretation	1
2.	Warranties	Dav1
3.	Ability to enter into and perform this Deed	3
4.	Substitution of Investor	3
5.	Specific Indemnities	4
6.	Tax Covenant	4
7.	Assignment	4
8.	Withholding and grossing up	5
9.	Confidentiality	5
10.	Entire agreement	6
11.	Third party rights	6
12.	Notices	6
13.	Severance	7
14.	Governing law	7
15.	Exclusive jurisdiction	7
16.	General	7
Schedule 1	Warrantors	9
Schedule 2	Warranties	10
Schedule 3	Tax Covenant	35
Schedule 4	Limitations to Liability	40
Schedule 5	Details of the Company	42
Schedule 6	Details of the Company Subsidiaries	44
Schedule 7	Properties	52
Schedule 8	Intellectual Property	53
Schedule 9	Form of Deed of Substitution	54
Schedule 10	Interpretation	56
Schedule 11	Specific Indemnities	64

I

THIS DEED is entered into and delivered as a DEED on 1 October 2020, and is made BETWEEN: (1) THE PERSONS whose names are set out in column (1) of Schedule 1 (together, the “Warrantors” and each, a “Warrantor”); and (2) BRIDGE HOLDINGS (BERMUDA) LTD, a company incorporated in Bermuda under company number 38709 whose registered office is at Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda (the “Investor”), each a “party” and together, the “parties”. INTRODUCTION (A) The parties have entered into this Deed in connection with (i) the subscription by the Investor for shares in the capital of the Company; (ii) the purchase by the Investor of shares in the capital of the Company; and (iii) the other arrangements and transactions (including certain management incentive arrangements) contemplated by the Transaction Documents ((i), (ii) and (iii) being, collectively, the “Transactions”). (B) In connection with the Transactions, the Warrantors have agreed to give certain warranties regarding the Group Companies to the Investor on and subject to the terms of this Deed. AGREEMENT 1. Definitions and interpretation Words and phrases used in this Deed shall have the meanings ascribed to them in Schedule 10 (Interpretation) and the provisions of Schedule 10 (Interpretation) shall apply as if set out in full herein. 2. Warranties 2.1. Subject to Clause 2.2: (a) each Warrantor severally (not jointly or jointly and severally) warrants to the Investor that each of the Warranties is true, accurate and not misleading as at the date of this Deed (the “Signing Warranties”); and (b) immediately prior to Completion each Warrantor shall be deemed to warrant severally (not jointly or jointly and severally) to the Investor that each of the Warranties is true and accurate by reference to the facts, matters and circumstances existing at that time, on the basis that any express or implied reference in the Warranties to the date of this Deed shall be substituted by a reference to the Completion Date (the “Completion Warranties”). 2.2. Any Warranty qualified by the expression “so far as the Warrantors are aware” shall, unless stated otherwise, be deemed only to refer to each Warrantor’s awareness of those facts, matters and circumstances that are within his actual knowledge at the relevant time, such statement being deemed to have been made after due and careful enquiries by the relevant Warrantor (including due and careful enquiries of each of the other Senior Employees). No Warrantor shall be deemed to have any other knowledge (whether constructive, imputed or otherwise). 2.3. The Signing Warranties are qualified by the facts, matters and circumstances Disclosed in this Deed, in the Disclosure Letter or, as described in the Disclosure Letter, delivered or deemed to be delivered with the Disclosure Letter. 1

2.4. The Warrantors shall on the Business Day immediately before Completion deliver to the Investor an updated version of the Disclosure Letter (the “Updated Disclosure Letter”). The Updated Disclosure Letter shall only include specific disclosures (and not, for the avoidance of doubt, any general disclosures, other than the general disclosures which qualify the Signing Warranties as at the date of the Disclosure Letter) in respect of matters, facts or circumstances which arise between the date of this Deed and the Completion Date. The Warrantors shall provide the Purchaser with a substantially complete draft of the Updated Disclosure Letter no later than the fifth Business Day before the Completion Date (or such other day at the Warrantors and the Investor may agree in writing). 2.5. The Completion Warranties are qualified by the facts, matters and circumstances Disclosed in this Deed, in the Disclosure Letter or in the Updated Disclosure Letter. 2.6. The liability of each Warrantor in respect of any Claim shall be limited if and to the extent that the limitations provided in Schedule 4 (Limitations to Liability) apply, provided that nothing in this Clause 2 or Schedule 4 (Limitations to Liability) or any other provision of this Deed shall have the effect of limiting or reducing any liability of a Warrantor arising as a result of fraud, fraudulent misrepresentation, dishonesty or wilful concealment by such Warrantor. Notwithstanding the foregoing: (a) no Warrantor shall be liable to the Investor in respect of the fraud, fraudulent misrepresentation, dishonesty or wilful concealment of another Warrantor; and (b) the Investor shall not make a claim against a Warrantor in respect of the fraud, fraudulent misrepresentation, dishonesty or wilful concealment of another Warrantor. 2.7. Any liability for a Claim paid or otherwise settled by a Warrantor shall be treated as a reduction in the consideration received by that Warrantor in respect of the sale of his Sale Shares pursuant to the terms of the Subscription and Purchase Agreement. 2.8. Each of the paragraphs in Schedule 2 (Warranties) shall be construed as a separate and independent Warranty and shall not be limited or restricted by reference to or inference from the terms of any other Warranty. 2.9. Without prejudice to the Warranty at paragraph 3.3 of Schedule 2 (Warranties), none of the Warranties shall be construed as a representation or warranty as to any judgement based on actuarial principles, practices or analyses by whomsoever made or as to the future fulfilment of any actuarial assumption. In particular, and without prejudice to the Warranty at paragraph 3.3 of Schedule 2 (Warranties) or the generality of the foregoing: (a) the Investor is responsible for assessing the adequacy and reasonableness of the liabilities, provisions for claims (whether in respect of reported claims or in respect of liabilities or claims which have been incurred but not reported), premiums, policy benefits, expenses and any other reserves of the Group Companies, as far as applicable, in respect of the insurance business of the Group Companies (the “Reserves”); (b) no representation or warranty is made by or on behalf of the Warrantors as to the adequacy or reasonableness of the amount of the Reserves; and (c) notwithstanding anything otherwise contained in the Transaction Documents, no provision of any such document shall be construed as 2 constituting, directly or indirectly, such a representation or warranty and none of the Warrantors shall be under any liability to the Investor or any member of the Investor’s Group or any other person to the extent that (for whatever reason) that member of the Investor’s Group or other person suffers any loss or liability as a consequence of its assessment of the adequacy of the amount of the Reserves being in any way inaccurate. 2.10. Notwithstanding anything to the contrary set out in this Deed but without prejudice to Clause 2.3 and Clause 2.5, the Investor acknowledges and agrees, that none of the Warrantors makes any representation or warranty as to any forecasts, assumptions, projections, estimates, statements of intent or statements of opinion delivered to or made available to the Investor or any of its directors, officers, employees, agents or advisers of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Group Companies on or prior to the date of this Deed, including in the documents provided in the Data Room. 3. Ability to enter into and perform this Deed Without prejudice to Clause 2.1, each Warrantor severally (not jointly or jointly and severally) warrants to the Investor as at the date of this Deed that: (a) he has full capacity, power and authority to execute and deliver this Deed and to carry out the provisions of this Deed; (b) this Deed has been duly and validly executed and delivered by the Warrantor and constitutes, assuming due execution and delivery by the other parties hereto, valid and legally binding obligations of the Warrantor, enforceable against the Warrantor in accordance with its terms; (c) no consent, approval, authorisation or order of any court or government or local agency or body or any other person is required in connection with the execution or implementation of this Deed by the Warrantor; (d) the execution, delivery and performance by the Warrantor of this Deed will not, with or without the giving of notice or the passage of time, or both, (i) violate any provision of law to which the Warrantor is subject, (ii) violate any order, judgment or decree applicable to the Warrantor, or (iii) conflict with, or result in a breach or default under any agreement or instrument to which the Warrantor is a party or by which the Warrantor or any property of such Warrantor is otherwise bound or subject; and (e) he: (i) has not had a bankruptcy petition presented against him or been declared bankrupt; (ii) has not been served with a statutory demand, and is able to pay any debts within the meaning of the Insolvency Act 1986; (iii) has not entered into, and has not proposed to enter into, any composition or arrangement with, or for, his creditors (including an individual voluntary arrangement); or (iv) has not been subject to any other event analogous to the foregoing in any jurisdiction. 4. Substitution of Investor 4.1. The Investor may transfer all of its rights, benefits, obligations and liabilities as a party to this Deed to any other entity incorporated in Bermuda (or in such other jurisdiction as the Founding Shareholders may agree, such agreement not to be unreasonably withheld, conditioned or delayed) as a direct or indirect wholly-owned subsidiary of 3

White Mountains (the “New Investor”), provided that the New Investor shall first have entered into a deed of substitution in the form set out in Schedule 9 (“Deed of Substitution”). Investor shall procure that the executed Deed of Substitution is delivered to the Warrantors. 4.2. Each party acknowledges and agrees that with effect from the time at which the Deed of Substitution is delivered to the Company: (a) the New Investor shall become a party to this Deed and the benefit of this Deed shall be extended to the New Investor; (b) the New Investor shall have the Investor’s rights and perform all of the Investor’s obligations as set out in this Deed, and the Investor shall cease to have such rights and shall be released from such obligations; (c) the Investor shall be released from any and all liabilities in respect of the obligations of the “Investor” and such liabilities shall become the liabilities of the New Investor, whether such liabilities arose before or after the execution of the Deed of Substitution; and (d) all references to the notice details of the “Investor” in this Deed and any Transaction Document shall be deemed replaced with the notice details of the New Investor as set out in the Deed of Substitution. 4.3. The execution of the Deed of Substitution by the New Investor shall be without prejudice to the continuation inter se of the rights and obligations of the other parties. 5. Specific Indemnities The provisions of Schedule 11 (Specific Indemnities) of this Deed shall apply from Completion. 6. Tax Covenant The provisions of Schedule 3 (Tax Covenant) of this Deed shall apply from Completion. 7. Assignment 7.1. Subject to Clause 7.3, no party may assign, transfer, subcontract or delegate any of its obligations pursuant to this Deed, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Deed. 7.2. Any purported assignment, transfer, subcontracting, delegation, charging or dealing in contravention of Clause 7.1 shall be ineffective. 7.3. Notwithstanding Clause 7.1, the Investor may at any time, without the need to obtain the consent of any other party, assign all or any part of the benefit of, or its rights or benefits under, this Deed to: (a) any person by way of security for borrowings of a member of the Investor’s Group; and/or (b) any other member of the Investor’s Group (or by any such member to or in favour of any other member of the Investor’s Group), provided that: (i) such assignment shall not relieve the Investor from its obligations under this Deed; (ii) if such assignee ceases to be a member of the Investor’s Group all benefits relating to this Deed assigned to such assignee shall be deemed automatically by that fact to be re-assigned to the Investor; and (iii) no other party 4 shall as a result be under any greater obligation or liability under any provision of this Deed, including Clause 8, than if such assignment had never occurred. 7.4. This Deed shall be binding upon and operate for the benefit of the personal representatives and permitted assigns and successors in title of each of the parties and references to the parties shall be construed accordingly. 8. Withholding and grossing up 8.1. All sums payable under any warranty, covenant or indemnity by one party to another pursuant to this Deed shall be paid without any deductions or withholdings whatsoever, save only as may be required by any Applicable Law but if any deductions or withholdings are required by Applicable Law to be made from any sum paid or payable under any warranty, covenant or indemnity pursuant to this Deed, the applicable payor party shall be obliged to pay to the payee such sum as will, after the deduction or withholding has been made, leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. 8.2. If the receipt of any sum paid or payable to any party under any warranty, covenant or indemnity pursuant to this Deed is required by any Applicable Law to be brought into charge to Tax in the hands of the recipient, the sum otherwise so paid or payable shall be grossed up by such amount as will ensure that, after payment of any Taxation charged on or in respect of the receipt of such payment (or which would have been charged but for the use of a Relief), there shall be left a sum equal to that which would otherwise be payable pursuant to this Deed. 9. Confidentiality 9.1. Each Party: (a) shall treat as strictly confidential the provisions and subject matter of the Transaction Documents, the process of their negotiation and all information about any party thereto obtained or received by it as a result of negotiating, entering into or performing its obligations under the Transaction Documents (“Confidential Information”); and (b) shall not, except with the prior written consent of (in the case of the Investor) the Warrantors or (in the case of the Warrantors) the Investor (which consent shall not in each case be unreasonably withheld or delayed), make use of or disclose to any person any Confidential Information. These obligations are subject to Clauses 16.1 and 9.2. These obligations shall continue to apply after Completion or the termination of this Deed without limit in time. 9.2. The confidentiality provisions in Clause 9.1 shall not apply to: (a) any disclosure required by Applicable Law or by any relevant national or supranational Regulatory Authority or by the rules of any recognised stock exchange, in which circumstances the party concerned shall, if practicable, supply a copy of the required disclosure to the other parties before it is disclosed and provide the other parties with the opportunity to comment regarding the extent of such disclosure; (b) any disclosure to a Tax Authority in connection with the Tax affairs of that disclosing party or its corporate group; 5

(c) any disclosure of information where such information has come into the public domain otherwise than through breach of this Clause 9; (d) any disclosure of information by the Investor to the W&I Insurer, the W&I Insurer’s sub-underwriters or the W&I Broker, in each case to the extent reasonably necessary in connection with the W&I Insurance Policy, and provided that the W&I Insurer, the sub-underwriters or the W&I Broker (as the case may be) has a duty to keep such information confidential; (e) any disclosure reasonably required to be made in order to enforce any provision of this Deed or any other Transaction Document to which the Warrantors and Investor are party; and (f) any disclosure of information to any member of the Investor’s Group and its professional advisers or to the Warrantors’ professional advisers, where such advisers are required to know the same to carry out their duties or functions. 10. Entire agreement 10.1. This Deed and the other Transaction Documents constitute the entire agreement between the parties relating to the subject matter of this Deed and this Deed and the other Transaction Documents supersede and extinguish any prior drafts, agreements, terms sheets, summaries of terms, memorandums of understanding, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of this Deed. 10.2. The Investor acknowledges and agrees that it has not entered into this Deed in reliance on any statement or representation of any person (whether a party to this Deed or not) other than as expressly incorporated in this Deed or the other Transaction Documents. 10.3. Nothing contained in this Deed or in any other Transaction Document shall be read or construed as excluding any liability or remedy as a result of fraud, fraudulent misrepresentation, dishonesty or wilful concealment. 11. Third party rights 11.1. Schedule 11 (Specific Indemnities) (the “Third Party Rights Clause”) confers a benefit on certain persons who are not a party to this Deed (each for the purposes of this clause a “Third Party”) and, subject to the remaining provisions of this clause, is intended to be enforceable by such persons by virtue of the Contracts (Rights of Third Parties) Act 1999. 11.2. The parties to this Deed do not intend that any term of this Deed, apart from the Third Party Rights Clause, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Deed. 11.3. Notwithstanding the provisions of Clause 11.1, this Deed may be varied or rescinded in any way and at any time by the parties to this Deed without the consent of any Third Party. 12. Notices Any communication to be given in connection with this Deed must be delivered in accordance with Clauses 14.25 to 14.27 (inclusive) (Notices) of the Subscription and Purchase Agreement. 6

13. Severance 13.1. If any provision of this Deed is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Deed will remain in full force and effect and will not in any way be impaired. 13.2. If any provision of this Deed is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were modified or deleted, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable. 14. Governing law This Deed and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligation arising out of the negotiation of the transactions contemplated by this Deed) are governed by and shall be construed in accordance with English law. 15. Exclusive jurisdiction Each of the parties irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings (including any non- contractual dispute or claim), and/or to settle any disputes, which may arise out of or in connection with this Deed (respectively, “Proceedings” and “Disputes”) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England. Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Disputes brought in the courts of England shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction. 16. General 16.1. Any announcements to be made in connection with this Deed must be made only in accordance with Clause 14.1 to 14.4 (inclusive) (Announcements) of the Subscription and Purchase Agreement. 16.2. Each party’s rights, powers, privileges and remedies contained in this Deed are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law. 16.3. The express or implied waiver by any party to this Deed of any of its rights or remedies arising under this Deed or by law shall not constitute a continuing waiver of the right or remedy waived or a waiver of any other right or remedy. 16.4. The parties shall do all such further acts and execute all such further documents as shall in the reasonable opinion of the Investor be necessary to give full effect to the provisions of this Deed. 16.5. No amendment, change or addition to this Deed shall be effective or binding on any party unless produced in writing and executed by each party. 16.6. Nothing in this Deed is intended to or shall be construed as establishing or implying any partnership of any kind between the parties. 7

16.7. This Deed may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement. 8

Schedule 1 Warrantors (1) (2) (3) Warrantor Address and e-mail Warrantor’s maximum liability Ian Beaton Address: [Personal Information $1.00 Redacted] Email: [Personal Information Redacted] Nicholas Bonnar Address: [Personal Information $1.00 Redacted] Email: [Personal Information Redacted] Neil Smith Address: [Personal Information $1.00 Redacted] Email: [Personal Information Redacted] 9

Schedule 2 Warranties 1 Shares 1.1 The Shares comprise all of the issued and allotted share capital of the Company. The Shares and all shares held by any Group Company in the capital of any other Group Company have been validly issued and allotted and are fully paid up. 1.2 There is no agreement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment, issue or transfer of, any shares in the capital of (including the Shares), or debentures in, or securities of, any Group Company. 1.3 None of the Shares nor any shares held by any Group Company in the capital of any other Group Company are subject to any rights of pre-emption or restrictions on transfer (other than those contained in the Company’s Constitution or as expressly contemplated by the Transaction Documents), and there are no circumstances existing which may give rise to a restriction being placed on any of such Shares or shares. 1.4 There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or Encumbrance or equity on, over or affecting the Shares or any shares held by any Group Company in the capital of any other Group Company and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any. 2 The Group Companies and corporate matters 2.1 The execution and delivery of, and the performance by, each Group Company of its obligations under each document executed, or to be executed, by a Group Company in connection with the Transactions will not: (a) result in a breach of any provision of the memorandum or articles of association (or its equivalent constitutional documents (if any)) of any Group Company; (b) result in a breach of, or constitute a default under, any agreement or instrument by which any Group Company is a party or by which any Group Company is bound; (c) result in a breach of any Applicable Law, order, judgment or decree of any court or governmental agency by which any Group Company is bound; or (d) require the consent of any third party or, other than as expressly contemplated by the Transaction Documents, any of the Company’s shareholders. 2.2 The information in Schedule 5 (Details of the Company) and Schedule 6 (Details of Company Subsidiaries) is accurate and complete as at the date hereof. 2.3 Each Group Company is validly incorporated, in existence and duly registered under the Applicable Law of the jurisdiction in which it was incorporated. 2.4 Folder 1 of the Data Room contains copies of the memorandum and articles of association (or its equivalent constitutional documents) of each Group Company, and such copies are complete and accurate and up to date and have attached to them copies of all resolutions and other documents required by Applicable Law to be so attached. 10

2.5 The statutory books (including all registers and minute books) of each Group Company are in its possession, are up to date and contain a materially complete record (provided that where details are omitted they do not make the record inaccurate or misleading) of the matters which should, by Applicable Law, be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received by any Group Company. 2.6 All material returns, registers, particulars, resolutions, reports and other documents required to be delivered by the Group Companies to the registrar of companies in the UK or the equivalent governmental or other authority or agency in Bermuda or the U.S. have been so delivered. 2.7 Each Company Subsidiary is wholly owned by a Group Company and no Group Company holds or has ever held any interest, share or security in any other body corporate or unincorporated body, undertaking or association. 2.8 No Group Company has given any power of attorney or other express written delegation of authority, which is still outstanding or effective, to any person to enter into any contract or commitment on its behalf other than to the current employees of the Group Companies to undertake the business of the Group Companies in the normal course of their duties. 2.9 Document 1.10.8 of the Data Room is a complete and accurate copy of the shareholders’ agreement in respect of the Company which is in force (the “SHA”) and there are no other shareholders’ or stockholders’ agreements (or similar arrangements or any amendments to any such agreements or arrangements) in respect of any Group Company. The parties to the SHA as at the date of this Deed are the Company and the Founding Shareholders and no person other than the Company and the Founding Shareholders is a party to the SHA. 2.10 In respect of each Group Company, folder 3.3 of the Data Room contains copies of the minutes of each meeting of the directors held between 1 January 2018 and the date of this Deed, and such copies are complete and accurate. 3 Accounts 3.1 The Accounts: (a) were prepared in accordance with Applicable Law and Accounting Standards in force and applicable for the relevant accounting periods; (b) subject to paragraph (a) and save as the Accounts disclose, were prepared in accordance with the same accounting policies and estimation techniques, consistently applied, as the audited financial statements for the previous three financial periods (except for such changes as have been required due to changes in Applicable Law or the Accounting Standards); (c) give a true and fair view (in accordance with Applicable Law and Accounting Standards) of the consolidated state of affairs of the Company as at the relevant accounting reference date and of the consolidated profits or losses of the Company for the accounting periods to which the relevant Accounts relate; and (d) except as the Accounts expressly disclose, are not affected by any material extraordinary, exceptional or non-recurring item. 3.2 At the date to which the Accounts are respectively made up, no Group Company had any liability (whether actual, contingent, unquantified or disputed) or 11 outstanding capital commitment which is not adequately disclosed and provided for in the Accounts in accordance with Applicable Law and Accounting Standards. 3.3 The Reserves set out in folder 6 of the Data Room were calculated using generally accepted actuarial standards, methods and practices and in a manner that is consistent in all material respects with the same accounting policies and estimation techniques, consistently applied, used to produce the audited financial statements for the three financial periods covered by the Accounts (except for such changes as have been required due to changes in Applicable Law or generally accepted actuarial standards, methods and practices). 4 Events since the Accounts Date 4.1 Since the Accounts Date: (a) except in respect of matters relating to the Transactions, the business of each Group Company has been carried on in the ordinary and usual course as in the past, and no Group Company has made or agreed to make any payment of more than $100,000 other than payments in the ordinary and usual course of business; (b) no debts or other receivables owed to any Group Company have been factored or sold or agreed to be sold; (c) no Group Company has allotted or issued or agreed to allot or issue any shares or any securities or granted or agreed to grant any right which confers on the holder any right to acquire any shares or other securities; (d) no Group Company has declared, paid or made any dividend or other distribution (whether in cash, stock or in kind) other than to another Group Company, and no Group Company has reduced or otherwise amended its share capital; (e) no resolution in a general meeting or written resolution of shareholders of any Group Company has been passed other than resolutions relating to the routine business of annual general meetings or for the payment of regular and special dividends; (f) there has been no change in the interest of any Group Company in any other Group Company; (g) no change in the accounting reference period of any Group Company has been made; (h) no Group Company has made any changes to its accounting, reserving or actuarial policies or practices (including methodology, parameters, estimation techniques and assumptions) or its investment guidelines; (i) no Group Company has borrowed or raised any money or taken up any financial facilities nor have they repaid any borrowing or indebtedness in advance of its stated maturity; (j) no Group Company has repaid, redeemed or purchased any of its share capital or loan capital or agreed to do so; (k) each Group Company has paid material creditors in accordance with their respective credit terms; 12

(l) other than in the ordinary course of business, no Group Company has created, or agreed to create, any Encumbrance over its business, undertaking or over any of its material assets; (m) other than in the ordinary course of business, no change has been made, announced or proposed to the emoluments or other terms of employment of any Employee; (n) no Group Company has appointed new auditors; and (o) there has been no material adverse change in the financial or trading position of any Group Company and, so far as the Warrantors are aware, no circumstance has arisen which would give rise to any such material adverse change. 5 Management Accounts and accounting records 5.1 The Management Accounts have been prepared with reasonable care and on a consistent basis with the management accounts prepared for the equivalent financial periods during the prior year and, having regard to the purpose for which they were prepared, give a reasonably accurate view of the assets, liabilities and financial position of the consolidated Group Companies and of their consolidated profits for each accounting period to which they relate, and are not misleading in any material respect. Except as the Management Accounts expressly disclose, the Management Accounts are not affected by any material extraordinary, exceptional or non-recurring item. 5.2 The accounting records of each Group Company have been kept on a proper and consistent basis, are up to date and contain materially complete and accurate details of the business activities of the Group Company concerned and of all matters required to be entered in them by Applicable Law at the time such accounting records were prepared. 6 Regulation and compliance with Applicable Law 6.1 Each Group Company has at all times in the three (3) years immediately preceding the date of this Deed complied in all material respects with, and conducted its businesses in all material respects in accordance with, its memorandum and articles of association, bye-laws or other equivalent constitutional documents and in accordance with the Licences and Applicable Law (including without limitation Lloyd’s Minimum Standards). 6.2 ASML is registered at Lloyd’s as the Managing Agent of the Syndicates. 6.3 Each director of ASML at the date of this Deed has been approved by Lloyd’s as a fit and proper person to fulfil such a role for the purposes of the Lloyd’s Regulation. 6.4 Each person performing a Controlled Function in respect of any Group Company has been approved to perform that role by the relevant Regulatory Authority. 6.5 The Syndicates are the only Lloyd’s syndicates which any Group Company manages or, in the three (3) years immediately preceding the date of this Deed, has managed. 6.6 Ark Corporate Member Limited and Ark Corporate Member No. 2 Limited are, together, the sole Members of Syndicate 4020 in respect of its 2015 year of account. Ark Corporate Member Limited is the sole Member of Syndicate 4020 in respect of its 2016, 2017, 2018, 2019 and 2020 years of account and is the sole Member of 13

Syndicate 3902 in respect of its 2017, 2018, 2019 and 2020 year of account, and no third party has any right, entitlement or commitment (whether written or unwritten) to participate in the underwriting capacity of the Syndicates. No Corporate Member has ever been a Member of any syndicate at Lloyd’s other than the Syndicates or carried on any business other than as a corporate member at Lloyd’s. 6.7 No Group Company has conferred any right or entitlement, and has not made any other commitment (whether written or unwritten), to any third party that would enable such third party to participate directly or indirectly in the business underwritten through the Syndicates in respect of any year of account after the 2020 year of account. 6.8 In the three (3) years immediately preceding the date of this Deed, ASML has, in its capacity as a Managing Agent at Lloyd’s entered into (or otherwise become a party to or bound by) a valid and binding Managing Agent’s Agreement governing the underwriting of each of the Syndicates and such Managing Agent’s Agreements have been provided in the Data Room. Neither ASML nor any of the other parties to the Managing Agent’s Agreements to which ASML is a party have given notice to terminate any of those agreements, is in breach or has alleged any breach. 6.9 No amendments or side letters have been entered into in respect of the Managing Agent’s Agreements. 6.10 No company other than ASML acts as a Managing Agent at Lloyd’s of the Syndicates as at the date of this Deed. 6.11 In the three (3) years immediately preceding the date of this Deed, no fines, penalties, business restrictions or other sanctions have been imposed by any Regulatory Authority on any Group Company or any individual while acting on behalf of any Group Company. 6.12 There is no actual or, so far as the Warrantors are aware, threatened investigation, direction or disciplinary proceedings by, or dispute with, any Regulatory Authority concerning any Group Company or, so far as the Warrantors are aware, any agent, employee or officer of any Group Company outstanding or in progress nor has there been any such actual or, so far as the Warrantors are aware, threatened investigation, direction, disciplinary proceedings or dispute in the three (3) years immediately preceding the date of this Deed. 6.13 No written notice or other communication (official or otherwise) has been received by any Group Company from any Regulatory Authority with respect to any alleged, actual or potential violation of, and/or failure to comply with, any Licence or Applicable Law, or requiring any Group Company to take, not take or cease any action. 6.14 The Data Room contains copies or details of all material correspondence communicated in the three (3) years ending on the date of this Deed between any Group Company and any Regulatory Authority other than correspondence of a routine nature in the ordinary course of business (which for these purposes shall include generic or industry wide “Dear CEO” letters), and all such copies and/or details are true and accurate in all material respects. 6.15 No action, claims, complaints, proceedings or investigations have been brought against any Group Company or, so far as the Warrantors are aware, registered with 14 or made to any Regulatory Authority or ombudsman in connection with any mis- selling or suspected or alleged mis-selling of any insurance or insurance related product or service. 6.16 In the three (3) years immediately preceding the date of this Deed, no Group Company has been involved in any dispute concerning: (i) the handling of premiums and the assets and investments of any Syndicate; (ii) the accounting and treatment of expenses charged to any Syndicate; or (iii) the treatment of profit commission, fees and/or income in respect of any Syndicate. 7 Licences and regulatory matters 7.1 All authorisations, licences, consents, permissions and approvals required by Applicable Law for or in connection with the carrying on of the business now being carried on by each Group Company (the “Licences”): (a) have been obtained and are and have been at all relevant times in full force and effect; (b) are not limited in duration or subject to conditions, except as stated in those Licences; and (c) are Disclosed in the Data Room. 7.2 So far as the Warrantors are aware, there is no reason why, and there are no circumstances which indicate that, any Regulatory Authority might reasonably suspend, vary, limit, modify, revoke, not renew, affect, make subject to additional restrictions or conditions any Licence in whole or in part. 7.3 So far as the Warrantors are aware, there are no circumstances to indicate that any Group Company is likely to fail to satisfy any applicable solvency or other regulatory capital requirement of Applicable Law, nor are there any circumstances to indicate that any Corporate Member is likely to be unable to comply with an obligation to come into line at Lloyd’s. 7.4 Each of the Corporate Members is duly admitted to membership of Lloyd’s pursuant to the Membership Byelaw (No. 5 of 2005). 7.5 Ark Corporate Member No. 2 Limited and Ark Corporate Member No. 3 Limited are dormant and have not, since the date on which the years of account in respect of which they were Members were reinsured to close, carried on any business or trading activities or held any assets, or provided or received any financing or granted any security. Neither Ark Corporate Member No. 2, nor Ark Corporate Member No. 3 Limited, nor Ark Corporate Member No. 4 Limited are Members of any open year of account of any Lloyd’s syndicate. 7.6 ASML does not carry on and has not at any time in the five (5) years ending on the date of this Deed carried on any business other than that of acting as managing agent at Lloyd’s. 7.7 GAIL does not carry on and has not at any time in the five (5) years ending on the date of this Deed carried on any business other than that of acting as an insurance or reinsurance company in accordance with the provisions of the Bermuda Insurance Act. 15

7.8 Ark Underwriting Inc. does not carry on and has not at any time in the five (5) years ending on the date of this Deed carried on any business other than that of acting as a managing general agent. 7.9 The conduct by ASML of the underwriting business of each Syndicate is and has at all times in the five (5) years ending on the date of this Deed been carried out within the powers conferred by and in all material respects in accordance with the terms and conditions of the Managing Agent’s Agreements between ASML and each Member and, so far as the Warrantors are aware, there have been no acts or omissions on the part of ASML, its officers, employees or agents which constitute or may constitute a material breach (whether in contract, tort, trust or otherwise) of the duties ASML owes to any Member or members’ agent. 8 Contracts and commitments 8.1 Folder 13 in the Data Room contains complete and accurate copies of the following contracts: (a) any agency, distributorship, marketing, licensing or management agreement or arrangement which generates, or can reasonably be expected to generate in the current financial year, six per cent (6%) or more of the turnover of the Group Company; (b) any contract or arrangement which, directly or indirectly, restricts a Group Company’s freedom to carry on its business in any part of the world in such manner as it may think fit; (c) any contract or arrangement which, directly or indirectly, restricts a Group Company’s ability to transfer the whole or any part of its business; (d) any joint venture or consortium agreement or arrangement, partnership rights or obligations or any other agreement or arrangement under which it participates with any other person in any business, or any investment management agreement or arrangement; (e) any material contract or arrangement which relates to matters not within the ordinary course of that Group Company; (f) any contract or arrangement which is not entirely on arms’ length terms; (g) any contract or arrangement in which any of the Company’s directors or shareholders or any person connected with any such director or shareholder is interested, either directly or indirectly; (h) any contract or arrangement which requires an aggregate expenditure, minimum purchase order or similar obligation by the Group Company (whether directly or indirectly) of more than $300,000, other than an insurance and reinsurance contract entered into in the ordinary course of business by a Group Company; (i) any contract or arrangement which shall, or is reasonably likely to, result in an aggregate payment to the Group Company (whether directly or indirectly) of more than $300,000, other than an insurance and reinsurance contract entered into in the ordinary course of business by a Group Company; (j) any contract or arrangement which is of three years’ or greater duration or which, being of less than three years’ duration, is of a length which significantly exceeds what is normal in the circumstances; 16

(k) save for service contracts with Employees, any contract or arrangement which cannot be terminated by that Group Company on six months’ notice or less without a material payment of compensation or special fees; (l) any contract or arrangement which can be terminated in the event of any change in the underlying ownership or control of any Group Company or as a direct or indirect result of the Transactions or would be materially affected by such change or transaction, to which any Group Company is a party (together, the “Material Contracts”). 8.2 No Group Company has breached any Material Contract in any material respect. The Warrantors are not aware of any material breach of, or any invalidity or grounds for determination, rescission, avoidance or repudiation of, any Material Contract or of any allegation of such a thing. 8.3 None of the parties to any Material Contract has given written notice of its intention to terminate, or has otherwise sought to repudiate or disclaim, or allege material breach of, the Material Contract. 8.4 No offer or tender which is capable of being converted into an agreement binding on any Group Company, whether by acceptance or other act of some other person or in any other way, is outstanding where conversion of such offer or tender would lead to a contract that would be a Material Contract. 8.5 No Group Company is a party to any contract, commitment or arrangement to sell, lease, transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not), the whole or any material part of any Group Company’s revenues or assets, and no Group Company is the process of arranging any such contract, commitment or arrangement. 8.6 No Group Company has any outstanding commitment, obligation or liability (whether actual, contingent, unquantified or disputed, and including any liabilities to pay any fees or other amounts to advisers or other third parties) in respect of the proposed transaction code-named Project Commando. 9 Bank accounts and borrowings 9.1 Materially complete details (provided that where details are omitted they do not make the details provided inaccurate or misleading) of all material overdraft, loan and other financial facilities available providing for indebtedness to any Group Company (including for the avoidance of doubt Guarantees) available to any Group Company, if any, are set out in folders 11.5 and 11.7 of the Data Room, no amounts are outstanding under any of them (other than those amounts outstanding in respect of the Debt Documents, the Letter of Credit Facility or the Facilities Agreement) and, so far as the Warrantors are aware, no Group Company has done anything whereby the continuance of any of these facilities might be affected or prejudiced. Details of all debentures, charges, guarantees and indemnities given to secure those facilities are set out in folder 11.5 of the Data Room. 9.2 No Group Company has, or has agreed to create or incur, any indebtedness or Guarantee any indebtedness save for intra-group borrowings Disclosed in the 2019 Accounts. 9.3 No Group Company has lent or agreed to lend any money which has not been repaid to it, nor has it provided any Guarantee which has not been discharged, nor 17 does it own the benefit of any debt present or future (other than debts due to it in respect of the supply of services in the normal course of trading and other than employee season ticket loans). 9.4 Details of all bank accounts maintained by the Group Companies are set out in folder 4.16.63 of the Data Room. These details include in each case the name and address of the bank with whom the account is kept and the number and nature of the account. 10 Insurances 10.1 Materially complete details (provided that where details are omitted they do not make the details provided inaccurate or misleading) of the insurance policies which each Group Company has the benefit of (other than outwards reinsurances) as at the date of this Deed (the “Insurance Policies”) are set out in folder 18 of the Data Room. 10.2 The Insurance Policies are in full force and effect, are not void or voidable and all premiums payable to date have been paid. 10.3 There are no material outstanding claims under, or in respect of the validity of, any of the Insurance Policies, and no claim has been made under any Insurance Policy in the last twenty-four (24) months before the date of this Deed. So far as the Warrantors are aware, no event has occurred which might give rise to a claim under any of the Insurance Policies and no insurer under any of the Insurance Policies has disputed, or given any indication that it intends to dispute, the validity of any of the Insurance Policies. 11 Insolvency 11.1 No Group Company has stopped paying its debts as they fall due or is insolvent or will, as a result of the transactions contemplated by, or referred to in, the Transaction Documents, become insolvent or unable to pay its debt as they fall due. 11.2 No order has been made and no resolution has been passed for the winding up of any Group Company and no petition or notice has been presented or given and no meeting has been convened for such purpose. 11.3 No administration order has been made and, so far as the Warrantors are aware, no petition or application has been presented or made for such an order in respect of any Group Company nor has any notice of intention to appoint an administrator nor any notice of the appointment of an administrator of any Group Company been served or filed. 11.4 No receiver (which expression shall include an administrative receiver) has been appointed in respect of any Group Company or all or any of its assets. 11.5 No composition or similar arrangement with creditors including but not limited, in either case, to a voluntary arrangement under Part 1 of the Insolvency Act 1986 or Part 26 of the Companies Act has been proposed or entered into in respect of any Group Company. 11.6 The value of the assets of any Group Company is not less than the amount of its liabilities, taking into account its contingent and prospective liabilities. 11.7 No event analogous to any of the foregoing has occurred in relation to any Group Company outside England and Wales. 18

12 Litigation 12.1 No Group Company is party to any Material Litigation, whether as claimant, defendant or otherwise. 12.2 No Material Litigation proceedings or process by, or so far as the Warrantors are aware against, any Group Company or any Employee or director of any Group Company, is pending, threatened or expected. So far as the Warrantors are aware, no fact or circumstance exists which is likely to give rise to the commencement of any such Material Litigation. 13 Assets Each of the material assets included in the Accounts or acquired by a Group Company since the Accounts Date (other than assets sold, realised or applied in the ordinary course of business) is owned both legally and beneficially by the relevant Group Company free from any Encumbrance and such material assets which are capable of possession are in the possession of the Group Companies. 14 Intellectual Property 14.1 No Group Company currently uses or otherwise carries on its business under any name other than its corporate name. 14.2 Materially complete and accurate details of all registered Intellectual Property (and applications for any such right) and material unregistered Intellectual Property owned by a Group Company are included in folder 8.1.3 of the Data Room, and a Group Company is the sole legal and beneficial owner of such rights (including Insurance Data and Models) free from all charges, options, Encumbrances and other rights. All renewal, application and other official registry fees payable up to the date of this Deed in respect of such registered Intellectual Property and steps required for the maintenance, protection and enforcement of the Intellectual Property owned by a Group Company have been paid or taken. 14.3 So far as the Warrantors are aware, the Intellectual Property owned by each Group Company is valid, subsisting and enforceable. 14.4 Copies (or, in the case of unwritten licences, agreements or arrangements, complete and accurate details) of all material licences, agreements and arrangements relating to Intellectual Property, except for off-the-shelf software licenced on standard terms that apply to all users thereof, entered into by a Group Company (or under which a Group Company benefits or is bound) are set out in the Disclosure Letter (the “IP Licences”). No Group Company and, so far as the Warrantors and Group Companies are aware, no other party to any IP Licence, is in material breach of an IP Licence and no such contract is subject to any dispute or claim, nor so far as the Warrantors and Group Companies are aware are there any circumstances existing which might give rise to any dispute or claim. 14.5 The IP Licences: (a) cannot be terminated as a consequence of the Transactions and would not be materially affected by the Transactions; and (b) are valid, and so far as the Warrantors are aware, there are no grounds for their determination, rescission, avoidance or repudiation, whether current or existing in the twelve months prior to the date of the Transactions and: (i) there have 19 been no allegations relating to any of the foregoing; and (ii) there are no circumstances likely to provide grounds for any of the foregoing. 14.6 So far as the Warrantors are aware, no third party is infringing or making unauthorised use of, or has infringed or made unauthorised use of, any Intellectual Property owned or used by a Group Company. 14.7 So far as the Warrantors are aware, the activities of a Group Company do not infringe or make unauthorised use of and have not, in the three (3) years immediately preceding the date of this Deed, infringed or made unauthorised use of, any Intellectual Property of any third party. 14.8 Immediately following Completion, each Group Company will either solely legally and beneficially own, or have a contractual right pursuant to an IP Licence to use or benefit from, all Intellectual Property used in, for the benefit of, or necessary to carry on, the business conducted by that Group Company in the manner currently carried on and to fulfil any existing plans or proposals. 14.9 All Intellectual Property currently used by any Group Company is listed in Schedule 8 (Intellectual Property) and the information in Schedule 8 (Intellectual Property) is complete and accurate. 14.10 No confidential business information (including source materials relating to software) owned by any Group Company, has been disclosed to, or otherwise become known by, any third party other than in the ordinary course of business and under an obligation of confidentiality. 15 Information Technology 15.1 Complete and accurate details of the material Information Technology owned by, used by or used for the benefit of each Group Company are Disclosed and each Group Company owns, or is entitled to use, such Information Technology free from any Encumbrance. 15.2 Copies (or, in the case of unwritten licences, agreements or arrangements, complete and accurate details) of all material licences, agreements and arrangements relating to Information Technology, except for off-the-shelf software licenced on standard terms that apply to all users thereof, entered into by a Group Company (or under which a Group Company benefits or is bound) are set out in the Disclosure Letter (the “IT Contracts”). 15.3 No Group Company, and, so far as the Warrantors are aware, no other party to any IT Contract, is in material breach of an IT Contract and no such contract is subject to any dispute or claim, nor so far as the Warrantors are aware are there any circumstances existing which might give rise to any dispute or claim. 15.4 The IT Contracts: (a) cannot be terminated as a consequence of the Transactions and would not be materially affected by the Transactions; and (b) are valid, and so far as the Warrantors are aware, there are no grounds for their determination, rescission, avoidance or repudiation, whether current or existing in the twelve months prior to the date of the Transactions and: (i) there have been no allegations relating to any of the foregoing; and (ii) there are no circumstances likely to provide grounds for any of the foregoing. 20

15.5 Immediately following Completion, each relevant Group Company will either solely legally and beneficially own, or have a contractual right pursuant to an IT Contracts to use or benefit from, all Information Technology used in, for the benefit of, or necessary to carry on, the business conducted by that Group Company in the manner currently carried on and to fulfil any existing plans or proposals. 15.6 All material Information Technology which is owned by, used by or used for the benefit of, any Group Company is (and has, in the twelve months prior to the date of this Deed, been): (a) in good working order, functioning properly and materially in accordance with all applicable specifications; and (b) operated, maintained and supported in accordance with best industry practice (including compliance with Applicable Law), and has the benefit of appropriate maintenance and support agreements. 15.7 In relation to the Information Technology which is owned by, used by or used for the benefit of, any Group Company: (a) no Group Company has experienced any material disruption in its operations as a result of any issues relating to any such Information Technology or any material failure or other sub-standard performance of any such Information Technology, howsoever arising (including, in each case, as a result of: (i) the existence of any software bug, virus, worm, trojan or other malicious code or software based defect; (ii) any denial of services attack(s); and/or (iii) any insufficiency of hardware data storage or hardware processing capacity); and (b) there have been no information security breaches or unauthorised access of, or unauthorised acts in relation to, any such Information Technology, and no circumstance exists which is likely or expected to give rise to any of the foregoing. 15.8 Complete and accurate details of all material policies and procedures relating to the use of any Information Technology which is owned by, used by or used for the benefit of, any Group Company are set out in the Data Room and all such policies are currently implemented and enforced and are regularly tested and updated. 15.9 In relation to the Information Technology which is owned by, used by or used for the benefit of, any Group Company, the Group Company has implemented, regularly tested and updated appropriate: (a) technical and organisational measures to ensure a level of security appropriate to the risks; and (b) disaster recovery procedures which would enable all Group Companies to continue operating if there were damage, disruption or destruction to such Information Technology, including by maintaining: (i) a fully documented and regularly tested disaster recovery plan and (ii) necessary agreements with third party providers, in accordance with best industry practice, including compliance with Applicable Law, regulation and guidance. 15.10 The Group Companies have possession of all source code relating to the Proprietary Software. 21

15.11 No source code relating to any Proprietary Software has been disclosed to, or otherwise become known by, any third party. No Group Company is: (a) required to disclose any source code relating to any of the Proprietary Software; or (b) restricted from freely using and/or disclosing any source code relating to any of the Proprietary Software, pursuant to any agreement. 15.12 No open source software forms part of any Proprietary Software and no Proprietary Software has become subject to the terms of, or is required to be disclosed or made available pursuant to, any licence applying to any open source software. 16 Data protection 16.1 In this paragraph 16, the terms “data subject”, “personal data”, “personal data breach”, “processing”, “processor” and “supervisory authority” shall have the meaning given to them in the GDPR. 16.2 Folder 8.5.13 of the Data Room contains: (a) copies of any data protection impact assessments carried out by or on behalf of any Group Company in relation to its processing activities; and (b) copies of any procedures put in place by each Group Company for complying with the requirements set out in Data Protection Law regarding personal data breaches and data subjects’ exercise of their rights under Data Protection Law. 16.3 Each Group Company complies, and has at all times in the three (3) years preceding the date of this Deed complied with Data Protection Law in all material respects, including (without limitation) in relation to the upholding of data subjects’ individual rights under the GDPR, the retention of personal data, and international transfers of personal data. 16.4 In the last 12 months, each Group Company has not received: (a) any statutory notice, warrant or other written communication from any relevant supervisory authority alleging and/or enforcing non-compliance with Data Protection Law, or requesting an audit or compliance check relating to Data Protection Law, or requiring the Group Company to undertake an audit or compliance check or to change or delete any data or prohibiting the transfer of data to a third party; and/or (b) any written complaint from any individual alleging breach of their rights under Data Protection Law in relation to the each Group Company. 17 Property 17.1 The Properties comprise all the land, buildings and premises presently owned, leased, licensed, occupied or otherwise used by the Group Companies or in which any Group Company has any actual or contingent right, interest or liability. 17.2 The information contained in Schedule 7 (Properties) is true and accurate in all material respects. 17.3 A Group Company is the sole legal and beneficial owner of the whole of the interest in each of the Properties set out in Schedule 7 (Properties). 22

17.4 There are no underleases, licences, or other occupational arrangements or rights arising out of any Group Company’s interest in the Properties nor is there any agreement to grant the same. 17.5 No person or company, other than a Group Company, has the right to call for title to a Group Company’s interest in any Property to be vested in it whether under an option, right of pre-emption or other agreement whatsoever or by virtue of any Applicable Law. 17.6 No Group Company has received written notice of any actions, disputes, claims, liabilities or demands regarding boundaries, easements, covenants or other matters materially affecting its interest in any Property or its use. 17.7 In relation to each of the Properties: (a) no Group Company has received written notice that any covenants, conditions and agreements contained in the Leases on the part of the landlord or the tenant have not been complied with that remains outstanding or unresolved; and (b) there has been no written complaint by the landlord received by the tenant alleging any breaches nor any refusal to accept rent. 17.8 All the Leases are valid and in full force and each Group Company has, so far as the Warrantors are aware, observed and performed the covenants, conditions and agreements contained in the Leases. 17.9 Each Group Company has paid the rent due under the Leases and no rent review is outstanding or in progress under any of the Leases. 17.10 No written notice to determine any Lease has been received or served by any Group Company and, so far as the Warrantors are aware, there are no formal or informal notices, complaints or proceedings issued or pending in relation to the Properties. 17.11 So far as the Warrantors are aware, there are no circumstances which would entitle any lessor or authority to exercise any powers of entry, take possession or take action which would otherwise restrict the continued possession, use and enjoyment of the Properties for their existing use. 17.12 There are no mortgages, standard securities, charges or liens, legal or equitable, fixed or floating, affecting any of the Properties. 17.13 No Group Company has received any notice of a material nature in respect of any breach of current or previous legislation or regulations, orders, notices or directions made under such legislation capable of enforcement affecting the Properties. 17.14 No Group Company has received any notice of a material nature in respect of any enforcement action under the Planning Acts having been commenced or proposed in relation to the Properties. 18 Employment and incentives Employment 18.1 Folder 9.1 of the Data Room contains a full and accurate list of the name, role, employing entity, place of work and details of the basic salary, start date of continuous employment, notice period and benefits of every Employee. 18.2 Folder 9.7 of the Data Room contains copies of the terms and conditions of engagement of all consultants, contractors and agency workers who provide 23 services to the Group Companies. The Group Companies have adequate procedures in place to ensure that such individuals are not employees or workers of a Group Company and there are no other individuals who provide services to the Group Companies. 18.3 Folder 9.6 of the Data Room contains copies of the employment contracts for each Senior Employee, together with copies of the Group Companies’ standard terms of employment and all handbooks and other policies, procedures or rules applicable to the Employees. There are no Employees employed on non-standard terms of employment. 18.4 Folder 9.3 of the Data Room contains short details of any benefit or incentive received or receivable by any Employee, otherwise than in cash and of any benefits which are related to sales, profits, turnover or performance, or which are otherwise variable (other than normal overtime). 18.5 So far as the Warrantors are aware: (a) no offer of employment or engagement has been made by a Group Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started; and (b) no Senior Employee has received, or has given and not rescinded, notice, or is likely to receive or give notice, to terminate their employment or engagement with a Group Company. 18.6 All Group Companies have maintained appropriate records regarding the employment or engagement of each of its employees or workers and termination of employment or engagement. 18.7 There are no amounts outstanding or promised to any Employee (other than reimbursement of expenses and wages for the current salary period) or any liability incurred by a Group Company which remains un-discharged for breach of any employment (or other) contract, redundancy payment (statutory or otherwise) protective award, compensation under any employment legislation or regulations or for wrongful dismissal, unfair dismissal, equal pay, discrimination or otherwise or for failure to comply with any order for the re-instatement or re-engagement of any employee. 18.8 There are no current or, so far as the Warrantors are aware, pending or threatened disputes between any Employee or former employee of a Group Company (or any body representing or purporting to represent any group of Employees or former employees) and a Group Company, nor have there been any such disputes or any grievances or disciplinary action taken by or against an Employee or former employee in the two (2) years preceding the date of this Deed. 18.9 No material claims have been brought or, so far as the Warrantors are aware, threatened by any current or former agency workers, consultants, contractors, workers or other personnel engaged by any Group Company for employed status at any time in the two (2) years preceding the date of this Deed. 18.10 All Employees have permission to work in the UK or other jurisdiction in which they habitually work and (if required) a current certificate of sponsorship (or local law equivalent) as at the date of this Deed, and no such permission or certificate (or local law equivalent) is due to expire within six months following the date of this Deed. Each employing Group Company has obtained all applicable 24 sponsorship licences, and all necessary proofs of identity and immigration status in relation to the employees for the purposes of the Immigration, Asylum and Nationality Act 2006 (or local law equivalent). 18.11 There are no enquiries or investigations existing, and so far as the Warrantors are aware no enquiries or investigations pending or threatened, in relation to any Group Company by the Equality and Human Rights Commission, or any other authority with similar functions or powers, and no Group Company has been the subject of any adverse report, complaint, recommendation or investigation by the Health and Safety Executive, or been the subject of any prosecution, formal caution, warning or civil claim relating to health and safety issues, in two (2) years preceding the date of this Deed. 18.12 No trade union, works council, staff association or other body representing employees is recognised by any Group Company in any way for bargaining, information or consultation purposes and no Group Company has incurred any liability for any failure to provide information or to consult with Employees, former employees, representatives of Employees or former employees, staff associations, staff councils, works councils or any trade union. 18.13 Within two (2) years preceding the date of this Deed, no Group Company has: (a) given notice of any redundancies to the relevant Secretary of State or started consultations under Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992; or (b) been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006). Incentives 18.14 There is no existing or proposed bonus, commission, profit-sharing scheme, share option scheme, share incentive scheme or any other scheme or arrangement under which any employee or other worker is or would be entitled to participate in the profits of any Group Company or acquire shares of any Group Company. 18.15 There are no securities, options over securities or interests in securities in respect of which any Group Company may have to account for income tax or national insurance contributions liabilities (or equivalent obligations in any jurisdiction) issued, granted or transferred to any current or former officer, employee or worker or any of their nominees or connected persons or by any other person. 18.16 Folder 1.2 of the Data Room contains full details of all employment-related securities or securities options (as defined in Part 7 of the Income Tax (Earnings and Pensions) Act 2003) (without limitation, including shares in any Group Company and options over them) that have been issued, granted or transferred by any person in connection with any current, former or proposed employment or office with any Group Company and that are extant as at the date of this Deed. 18.17 Where employment-related securities or securities options (as defined in Part 7 of the Income Tax (Earnings and Pensions) Act 2003) have been issued, granted or transferred, the Company has received a valuation report from a recognised accounting firm in respect of such securities and the recipients of such securities have either (i) acquired the securities at their unrestricted market value as defined in Part 7 of the Income Tax (Earnings and Pensions) Act 2003 in accordance with 25 such report or (ii) a Group Company and/or relevant recipient has accounted for all Tax legally due on such issue, grant or transfer. 18.18 Where employment-related securities or securities options (as defined in Part 7 of the Income Tax (Earnings and Pensions) Act 2003) have been issued, granted or transferred to Employees or directors, all such Employees or directors have entered into valid elections pursuant to section 431 of the Income Tax (Earnings and Pensions) Act 2003 in respect of the issue or transfer of such employment-related securities and the exercise of such employment-related securities options. 18.19 There are no employee benefit trusts, family benefit trusts or similar arrangements established by or on behalf of a Group Company under which any current or former officer, employee or worker or any of their nominees or their connected persons may benefit in any form. 18.20 No loans have been made to any Senior Employees or directors of any Group Company which were arranged by any Group Company or any associated employee benefit trust. 18.21 All reasonably foreseeable liabilities of the Group Companies to account for PAYE or employee national insurance contributions in connection with any securities, options, loans, non-cash payments are covered by enforceable contractual arrangements for those liabilities to be met in full by the relevant Employee or director or some other person. 19 Pensions 19.1 Save for the Disclosed Scheme, there is no obligation, agreement (formal or informal) or arrangement (whether funded or unfunded) which a Group Company contributes to or has contributed to or may become liable to contribute to or is or has become or may become liable to satisfy under which benefits of any kind (including, without limitation, pension, lump sum and/or medical/dental) are payable: (a) on or after retirement (including early retirement); (b) on termination of employment (whether voluntary or not), but excluding lump sum benefits payable by the employer on involuntary termination of employment; (c) on completion of a specified period of employment; (d) on death (whether accidental or not); (e) in the event of disability or sickness; or (f) in circumstances similar to (a) to (e) above. 19.2 Accurate, up-to-date and complete copies of: (a) the latest governing documentation (plus any subsequent amending documents) in respect of each of the Disclosed Scheme; (b) the latest member booklet in respect of the Disclosed Scheme and each announcement or communication issued to all or any members of the Disclosed Scheme which post-dates the relevant booklet and which relates to any change or proposed change to benefits; and 26

(c) the latest actuarial valuation or certificate and audited accounts for the Disclosed Scheme for which an actuarial valuation or certificate and/or audited accounts are required to be produced in the relevant jurisdiction, have been Disclosed to the Investor in the Disclosure Letter or the Data Room. 19.3 Full details of the contributions payable by the Group Companies to or in respect of the Disclosed Scheme, in respect of the Employees or otherwise, have been Disclosed to the Investor in the Disclosure Letter or the Data Room. 19.4 The Disclosed Scheme is a registered pension scheme for the purposes of the Finance Act 2004 and, so far as the Warrantors are aware, there is no reason why such registration might be withdrawn or might cease to apply. 19.5 No Group Company has a liability to make any payment to the Disclosed Scheme which is due, but remains unpaid. 19.6 No Group Company has ever: (a) been an employer in relation to, participated in, or had (or could have) any liability (whether prospective, contingent or otherwise) to or in respect of a pension scheme which is not a “money purchase pension scheme”, as defined under section 181(1) Pension Schemes Act 1993; or (b) been an “associate” of or “connected” with (within the meanings given to them in sections 435 and 249 of the Insolvency Act 1986 respectively) any person who is or has been an employer in relation to a pension scheme to which section 32, 43, 47 or 58 of the Pensions Act 2004 applies. 19.7 In respect of the Disclosed Scheme: (a) so far as the Warrantors are aware the Disclosed Scheme has been operated and administered in compliance with their terms (including the provisions set down in their governing documentation) and Applicable Law, the Group Companies have complied with their obligations in respect of the Disclosed Scheme and all amounts due to be paid to the Disclosed Scheme have been paid in full when due; and (b) there are no material actions, suits or claims (other than routine claims for benefits) or material complaints outstanding or, so far as the Warrantors are aware, threatened in relation to the Disclosed Scheme and so far as the Warrantors are aware, there are no facts or circumstances likely to give rise to any such material claims, actions, suits or complaints. 20 Reinsurance 20.1 True and accurate copies of all material Outbound Reinsurance Agreements are contained in folder 7.6 of the Data Room. 20.2 No Group Company and, so far as the Warrantors are aware, no relevant counterparty is currently in material breach under an Outbound Reinsurance Agreement. 20.3 All premiums (and all other amounts payable by the Group Companies) and all claims in respect of the Outbound Reinsurance Agreements have been paid in full in accordance with the terms of such agreements. So far as the Warrantors are aware, all pending claims to be made by the Group Companies under the Outbound 27

Reinsurance Agreements have been validly notified in accordance with the terms of the relevant Outbound Reinsurance Agreement. 20.4 No Outbound Reinsurance Agreement is the subject of any Material Litigation and, so far as the Warrantors are aware, no such Material Litigation is pending, threatened or expected. So far as the Warrantors are aware, there is no fact or circumstance exists which is likely to give rise to the commencement of any such Material Litigation in respect of any Outbound Reinsurance Agreement. 20.5 No Group Company has, during the period of three years preceding the date of this Deed, given or received any written notice terminating (or giving notice to terminate), alleging grounds for termination, rescission, avoidance or repudiation of any Outbound Reinsurance Agreement or alleging that the terms of any Outbound Reinsurance Agreement are unenforceable. 20.6 During the period of three years preceding the date of this Deed, no reinsurer has disputed a claim made by a Group Company under the terms of any Outbound Reinsurance Agreements. 20.7 Folder 7.6 of the Data Room contains materially complete details (provided that where details are omitted they do not make the details provided inaccurate or misleading) of all outstanding claims under any Outbound Reinsurance Agreement where the amount claimed has an aggregate value in excess of $500,000. 21 Competition 21.1 No Group Company is or has been a party to or is or has been concerned in any agreement or arrangement or is conducting and has conducted itself (whether by omission or otherwise) in a manner which: (a) infringes Article 101 or 102 of the Treaty on the functioning of the European Union or section 2 or section 18 of the Competition Act 1998 or any other antitrust or similar legislation in any jurisdiction in which any Group Company has assets or carries or intends to carry on business or where its activities may have an effect; or (b) is unenforceable or void (whether in whole or in part) or renders any other Group Company liable to civil, criminal or administrative proceedings by virtue of any antitrust or similar legislation or any undertakings given or orders made under such legislation in any jurisdiction in which any Group Company has assets or carries on or intends to carry on business or where its activities may have an effect. 21.2 No Group Company has given an undertaking to, or is subject to any order of or investigation by, or has received any request for information from, any court or governmental authority (including, without limitation, any national competition authority, the European Commission and any sectoral regulator) under any antitrust or similar legislation in any jurisdiction in which any Group Company has assets or carries on or intends to carry on business or where its activities may have an effect. 22 Anti-bribery, corruption and sanctions 22.1 No Group Company has: (a) authorised, offered, promised or given any financial or other advantage (including, without limitation, any payment, loan, gift or transfer of anything of 28 value), directly to or for the use or benefit of any Government Official (or to another person at the request or with the assent or acquiescence of such Government Official), or any other natural or legal person, in order to assist a Group Company in improperly obtaining or retaining business for or with any person, in improperly directing business to any person, or in securing any improper advantage; or (b) taken any other action which would violate Anti-Bribery Law. 22.2 Each Group Company has in place procedures: (a) designed to prevent it from violating any Anti-Bribery Law; and (b) for reporting a violation or suspected violation of Anti-Bribery Law and for ensuring that all such reports are investigated and acted upon. 22.3 No Group Company is or has been in the period of three years preceding the date of this Deed the subject of any investigation, inquiry or litigation, administrative or enforcement proceedings (which in each case has been notified in writing to the Group Company) by any Regulatory Authority regarding any offence or alleged offence under Anti-Bribery Law. 22.4 No Group Company is or has been in the period of three years preceding the date of this Deed in breach of any Sanctions, nor do circumstances exist which on a reasonable assessment may result in breach of Sanctions. 23 Other interests None of the Warrantors, and no person connected with any of the Warrantors, has any interest, direct or indirect, in any business which competes or is likely to compete with any business now carried on by any Group Company or intends to acquire any such interest. 24 Tax The Accounts and Tax 24.1 No Group Company has any liability in respect of Tax (whether actual or contingent): (a) in any part of the world assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to arise on or at any time prior to the Accounts Date or in respect of any period ending on or before the Accounts Date; or (b) referable to transactions effected on or before the Accounts Date, or events occurring on or before the Accounts Date, that is not provided for in full in the 2019 Accounts. 24.2 The amounts shown in respect of deferred Tax in respect of each Group Company in the 2019 Accounts were, at the Accounts Date, in accordance with Accounting Standards applicable to that Group Company. Tax events since the Accounts Date 24.3 Since the Accounts Date: (a) no accounting period for the purpose of any corporate income tax of any Group Company has ended; 29

(b) no event has occurred which, had it been planned or predicted at the Accounts Date, would have changed any amount shown, or caused any amount to be shown, in respect of deferred Tax in the 2019 Accounts; and (c) no Group Company has incurred any liability in respect of Tax as a consequence or by reference to any event or income, profits or gains arising outside of the ordinary and usual course of its business as carried on at the Accounts Date. Tax returns, disputes and records, etc. 24.4 Each Group Company has: (a) made or caused to be made, (in accordance with all applicable procedural and administrative requirements), all returns which have been required to be made within the last six years and such returns are and remain accurate in all material respects: (b) supplied or caused to be supplied to the relevant Tax Authority, (in accordance with all applicable procedural and administrative requirements), all information which has been required to be supplied to any Tax Authority within the last six years and such information was and remains accurate in all material respects; (c) not, within the last six years, become liable to pay, or done or failed to do anything which could cause it to become liable to pay, any penalty, surcharge or fine in respect of Tax; and (d) within the last six years paid all Tax and amounts in respect of Tax which it is liable to pay. 24.5 There are no liens, charges or other forms of security interest on or over the Shares, or on or over any of the assets owned by any Group Company, in either case in favour of a Tax Authority or other person in respect of Tax. 24.6 No Group Company is currently under any audit, examination or enquiry by a Tax Authority that could result in the assessment of any non-trivial amount of Tax and the Warrantors are not aware that any Tax Authority intends to commence any such audit, examination or enquiry. The Warrantors are not aware of any outstanding or contemplated dispute or disagreement with any Tax Authority; there are no circumstances making such dispute or disagreement likely; and no notice has been served by any Tax Authority on any Group Company pursuant to any statutory regime relating to the avoidance of Tax or the conduct of Tax affairs (including, without limitation, any failure to co-operate with a Tax Authority). 24.7 One or more Group Companies have sufficient records relating to past events, including any elections made, to calculate the Tax liability or relief which would arise on any disposal or other realisation of any asset owned at the Accounts Date by any Group Company or acquired by any Group Company since that date. 24.8 The amount of Tax chargeable on any Group Company during any accounting reference period ended on or within six years before the Accounts Date is not materially different from the amount which would have been chargeable in the absence of any concession, non-statutory agreement or arrangement with any Tax Authority. 24.9 No Group Company has been required to make any notification or disclosure pursuant to any statutory regime relating to the avoidance of Tax, whether by reason of being party to any transaction forming part of notifiable arrangements (as 30 defined for the purposes of Part 7 Finance Act 2004 (Disclosure of Tax Avoidance Schemes)), a notifiable scheme (as defined in Schedule 11A VATA 1994), or notifiable arrangements (as defined for the purposes of Schedule 17 of the Finance (No. 2) Act 2017 (Disclosure of Tax Avoidance Schemes: VAT and Other Indirect Taxes)), or otherwise. 24.10 No Group Company has received a follower notice under section 204 Finance Act 2014, or an accelerated payment notice under section 219 Finance Act 2014, or any notice under a similar regime in any other jurisdiction and there are no circumstances which make it likely that any such notices will be issued. Stamp duty, stamp duty reserve tax and stamp duty land tax 24.11 All documents on which stamp duty or any other transfer, registration or documentary Tax is chargeable and which are in the possession of any Group Company or by virtue of which any Group Company has any right have been duly stamped (or, as the case may be, such transfer, registration or documentary Tax has been duly paid). 24.12 Since the Accounts Date no Group Company has incurred any liability to pay (i) stamp duty reserve tax, (ii) stamp duty land tax, or (iii) any other transfer, registration or documentary Tax. Value added tax and duties, etc. 24.13 Each Group Company resident in England and Wales is treated as a member of a group of companies (the “VAT Group”) for VAT purposes of which the representative member is Ark Syndicate Management Limited (the “Representative Member”) and no company which is not a Group Company is a member of the VAT Group or has, at time within the last six years, been a member of the VAT Group. 24.14 Each Group Company has in the last six years complied, in all material respects, with the terms of all legislation, rules and regulations in relation to VAT, customs duties or other duties and other similar Taxes and all notices, provisions and conditions made or issued thereunder including the terms of any agreement reached with any Tax Authority. 24.15 The Representative Member has made, given, obtained and kept full, complete, correct and up to date returns, records, invoices and other documents required for the purposes of all legislation, rules and regulations in relation to VAT and is not in arrears with any payments or returns due and has not been required by any Tax Authority to give security for the payment of any VAT that is or may become due. 24.16 The Representative Member has not, since the date 12 months before the Accounts Date, been in default in respect of any prescribed accounting period as mentioned in section 59 or section 59A VATA 1994, or any similar provisions in any other jurisdiction. 24.17 No Group Company has, within the six years ending on the Accounts Date, been registered for VAT purposes otherwise than as part of the VAT Group referred to in paragraph 24.13 above and no Group Company has, within that period, been a member of any other group for VAT purposes. 31

24.18 Full details of any claim made in the last three years by the Representative Member for bad debt relief under section 36 VATA 1994, or any similar provision in any other jurisdiction, have been disclosed in the Disclosure Letter. 24.19 No adjustments have been required to be made under Part XV Value Added Tax Regulations 1995 (the Capital Goods Scheme), or any similar regime in any other jurisdiction, in relation to input tax which may be deducted in respect of any capital items held by any Group Company. 24.20 Neither the Representative Member nor any Group Company has, at any time within the last six years, been treated as having made or received any supply for the purposes of section 47 VATA 1994 or been appointed as a VAT representative of any person for the purposes of section 48 VATA 1994, or, in either case, the similar provisions in any other jurisdiction. 24.21 All VAT, customs duties or other duties and other similar Taxes payable to any Tax Authority upon the importation of goods or in respect of any assets (including trading stock) imported, owned or used by any Group Company have been paid in full. Deductions and withholdings 24.22 Each Group Company has made all deductions in respect, or on account, of any Tax from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted. 24.23 No Group Company has received any notice from any Tax Authority which required or will or may require such Group Company to withhold any amount for or on account of Tax from any payment made since the Accounts Date or which will or may be made after the date of this Deed. Intra-group and non-arm’s length transactions 24.24 No Group Company has, at any time within the last six years: (a) acquired any asset or liability from any other company (including any other Group Company) which was at the time of the acquisition, or which has at any time after such acquisition become, a member of the same group of companies as, or otherwise connected or associated with, that Group Company for the purposes of any Tax; or (b) entered into any agreement, arrangement or transaction which was not on arm’s length terms. 24.25 In relation to each agreement, arrangement or transaction into which any Group Company has entered, such Group Company has retained records sufficient to satisfy the requirement to demonstrate that the relevant agreement, arrangement or transaction to which it was a party was entered into on arm’s length terms and which are required to be retained by any relevant law. Residence 24.26 Each Group Company is resident for Tax purposes solely in the place identified as its jurisdiction of Tax residence in and does not have a permanent establishment in any other jurisdiction. Secondary liabilities etc. 32

24.27 No arrangements have been made under which any Group Company is or could become liable to make any material payment to any person in respect of any Tax- sharing arrangements, any joint liability for any Tax, or any liability which is chargeable directly or primarily against any person other than a Group Company. State aid and preferential Tax regimes 24.28 The Tax affairs or Tax treatment of any Group Company has not depended on anything which is State Aid. 24.29 No Group Company benefits from any preferential Tax regime where such benefit could be affected in whole or in part by the execution of this Deed or the implementation of any transaction contemplated by it. Elections 24.30 Each Group Company has duly made or submitted all claims, disclaimers, withdrawals of claims, elections, consents or other similar documents which have been assumed to have been made or submitted for the purposes of the Accounts. 24.31 No Group Company has made: (a) any election under paragraph 6A of the Loan Relationships and Derivative Contracts (Disregard and Bringing into Account of Profits and Losses) Regulations 2004; (b) an election to waive exemption or exercised an option to tax in relation to any land under Schedule 10 to VATA 1994 or the similar provisions in any other jurisdiction; or (c) any other election which could affect the Tax treatment after the Accounts Date of any transaction whether entered into before, on or after the Accounts Date. Tax grouping 24.32 Except as disclosed in the Disclosure Letter, no Group Company has, or has at any time had, its Tax affairs dealt with on a consolidated basis or is, or has at any time been, party to any Tax sharing arrangement (including without limitation any arrangement under which Tax losses or Tax reliefs are surrendered or claimed) with any entity not being another Group Company. 24.33 Except as provided in the 2019 Accounts, no Group Company is, or could be, obliged to make any payment under any such arrangements referred to in paragraph 24.32 above. Reasonable procedures to prevent facilitation of tax evasion 24.34 The internal procedures of each Group Company are, to the extent required by law, in accordance with the requirements of the Criminal Finances Act 2017 (and any regulations made thereunder) and all other applicable anti-tax evasion facilitation obligations and requirements, whether in the UK or elsewhere (together, the “Evasion Facilitation Rules”), and the business of each Group Company has, to the extent required by law, been conducted in accordance with the requirements of the Evasion Facilitation Rules. 24.35 No penalties have been received by any Group Company with respect to a breach of the requirements of the Evasion Facilitation Rules and no Group Company has received any notification or indication that it is in breach of the requirements of the 33

Evasion Facilitation Rules and there are no facts or circumstances which may give rise to such a breach. 34

Schedule 3 Tax Covenant 1 Interpretation In this Schedule: 1.1 defined terms have the same meaning as those terms set out in Schedule 10 (Interpretation) of this Deed, provided that the following expressions have the following meanings: “Accounts Relief” means any Relief which is shown as an asset of a Group Company in the Completion Accounts or is taken into account in computing a provision for deferred Tax in the Completion Accounts; “Actual Tax Liability” has the meaning given in paragraph 1.2(a); “Completion Accounts” has the meaning given in the Subscription and Purchase Agreement; “Event” means any transaction, event, action or omission, including, without limitation, Debt Availability and Completion and any change in the residence of any person for the purposes of any Tax; “Income, Profits or Gains” has the meaning given in paragraph 1.3; “Investor’s Repayment” means (i) any repayment taken into account in the preparation of the Completion Accounts, (ii) any repayment arising as a consequence of, or by reference to, an Event occurring (or deemed to occur) after Completion or in respect of a period commencing after Completion; “ITEPA 2003” means the Income Tax (Earnings and Pensions) Act 2003; “Post-Completion Relief” means any Relief of a Group Company which arises: (i) as a consequence of or by reference to an Event occurring (or deemed to occur) after Completion; or (ii) in respect of a period commencing after Completion; “Tax Authority Claim” means the issue of any notice, letter or other document by or on behalf of any Tax Authority from which notice, letter or document it appears either that a Tax Liability of a Group Company will arise; “Tax Liability” has the meaning given in paragraph 1.2; “Tax Period” subject to paragraph 6 (Notional end of Tax Period), means an accounting period or any other period in respect of which a Tax return is required to be submitted to any Tax Authority or in respect of which, or by reference to which, Tax is required to be calculated; and “Tax Value” means, in relation to a Relief which is lost, disallowed or reduced, or is otherwise unavailable to any member of the Investor’s Group, the amount of Tax which would have been saved by the Relief to the extent that it has been lost, disallowed or reduced, or has been otherwise unavailable to any member of the Investor’s Group (on the assumption that there is or are sufficient Tax or Income, Profits or Gains against 35 which to set the relevant Relief and on the basis of the rates of Tax which are applicable (i) in the case of an Accounts Relief, as at the date to which the Completion Accounts are prepared, or (ii) in the case of any other Relief, as at the date when the Relief is found to be lost, disallowed or reduced, or otherwise unavailable to any member of the Investor’s Group) if the Relief had not been lost, disallowed or reduced, or otherwise unavailable; 1.2 references to any “Tax Liability” mean: (a) a liability or increase in a liability to make a payment of Tax, regardless of whether any such liability has been discharged in whole or in part before Completion (an “Actual Tax Liability”); and/or (b) the setting off or utilisation (including by way of deduction in a calculation) of any Relief or repayment of Tax against any Tax or any Income, Profits or Gains (in which case, the amount of the Tax Liability is to be the amount of Tax thereby saved); regardless of whether the existence or amount of such liability, setting off or utilisation is disputed; 1.3 references to: (a) “Income, Profits or Gains” include any income, profits or gains which are deemed to be earned, accrued or received for the purposes of any Tax; and (b) Income, Profits or Gains (as defined in paragraph 1.3(a)) as being earned, accrued or received on or before a particular date or in respect of a particular period mean Income, Profits or Gains which are regarded as having been, or are deemed to have been, earned, accrued or received on or before that date or in respect of that period for the purposes of any Tax; and 1.4 unless otherwise specified: (a) references to paragraphs are to paragraphs contained within this Schedule; (b) references to “period” are to a period of time and not to an accounting period unless the phrase “accounting period” is used; and (c) references to “repayment of Tax” mean a repayment or refund of Tax paid or amounts paid for, or on account of, Tax and shall be deemed to include any interest or repayment supplement on or in respect thereof. 2 Covenant Subject to the provisions of paragraph 3 (Limitations and exclusions), each Warrantor hereby covenants with the Investor to pay the Investor an amount equal to: 2.1 any Actual Tax Liability of a Group Company: (a) arising as a consequence of or by reference to any Event which occurred on or before Completion or was deemed to occur on or before Completion for the purposes of any Tax but excluding any such Actual Tax Liability to the extent that it arises in respect of or by reference to any Income, Profits or Gains; (b) arising in respect of or by reference to any Income, Profits or Gains to the extent that such Income, Profits or Gains were earned, accrued or received (i) on or 36 before Completion, or (ii) in respect of a period ending on or before Completion; or (c) which is attributable to the ownership, occupation or use of an asset on or before Completion but excluding any such Actual Tax Liability to the extent that it arises as a consequence of or by reference to any Event, or in respect of or by reference to any Income, Profits or Gains; 2.2 any Tax Liability, other than an Actual Tax Liability, where an Actual Tax Liability falling within paragraph 2.1 would have arisen but for the set-off or utilisation which comprises that Tax Liability; 2.3 any right to repayment of Tax which is shown as an asset of a Group Company in the Completion Accounts to the extent that such right to repayment is lost, disallowed or reduced, or is otherwise unavailable to any member of the Investor’s Group (otherwise than by way of setting off or utilisation); 2.4 the Tax Value of any Accounts Relief to the extent that such Accounts Relief is lost, disallowed or reduced or is otherwise unavailable to any member of the Investor’s Group (otherwise than by way of setting off or utilisation); 2.5 to the extent that the Tax Liability in question does not fall within paragraph 2.1, any Tax Liability of a Group Company to account for income tax or national insurance contributions in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities, or in respect of any acquisition, holding, variation or disposal of employment-related securities (as defined for the purpose of Part 7 ITEPA 2003) where the grant of the option or other right to acquire securities or the acquisition of the employment-related securities occurred on or before Completion; 2.6 to the extent that the Tax Liability in question does not fall within paragraph 2.1, any Tax Liability of a Group Company which arises as a consequence of a person taking, or being treated as taking, at any time, a “relevant step” (within the meaning of Part 7A ITEPA 2003) pursuant to, or in connection with, a “relevant arrangement” (within the meaning of Part 7A ITEPA 2003) which was put in place before Completion, provided that, in relation to a “relevant step” which was taken (or was treated as taken) after Completion, the Investor did not know, and it was not reasonable for the Investor to have known, of such “relevant arrangement” at the time of the taking of the “relevant step”; 2.7 to the extent that the Tax Liability in question does not fall within paragraph 2.1, any liability for inheritance tax that: (a) is a liability of a Group Company and arises because of a transfer of value occurring (or being deemed to occur) on or before Completion (whether or not in conjunction with the death of any person whenever it happens); (b) gives rise on or before Completion to a charge on, or a power to sell, mortgage or charge, any of the Shares or any of the assets of a Group Company; or (c) gives rise after Completion to a charge on, or a power to sell, mortgage or charge, any of the Shares or any of the assets of a Group Company because of the death of any person within seven years of a transfer of value that occurred on or before Completion, and, in determining for the purposes of this paragraph 2.7 whether a charge on, or power to sell, mortgage or charge any of the Shares or assets of a Group Company exists at 37 any time, the fact that the inheritance tax is not yet due and payable, or may be paid by instalments, shall be disregarded, and the inheritance tax shall be treated as becoming due and payable, and a charge or power to sell, mortgage or charge as arising, on the date of the transfer of value or on the other date or event on or in respect of which the relevant inheritance tax liability arises, and the provisions of section 213 Inheritance Tax Act 1984 shall not apply; 2.8 any Tax Liability of any Group Company or any member of the Investor’s Group which is chargeable directly or primarily against, or arises directly or primarily in consequence of or by reference to anything done by, any person that (i) is or may be treated for the purposes of any Tax as being or having been, at any time on or before Completion, a member of the same group of companies as, or otherwise associated or connected with, the Group Company concerned and (ii) is not a Group Company or any other member of the Investor’s Group; and 2.9 any reasonable out-of-pocket costs and expenses reasonably and properly incurred by the Investor and/or a Group Company to the extent that such costs and expenses were incurred directly in connection with, or would not have been so incurred but for, (i) any Tax Liability which gives rise to an obligation for the Warrantors to make a payment to the Investor under this paragraph 2, or (ii) any Tax Authority Claim for, or in connection with, a Tax Liability referred to in (i), or (iii) taking or defending any action under this Schedule, to the extent such action is successful. 3 Limitations and exclusions 3.1 The covenant given in paragraph 2 (Covenant) shall not cover any Tax Liability of a Group Company to the extent that: (a) provision or reserve in respect of that Tax Liability was made in the Completion Accounts; or (b) that Tax Liability was paid or discharged before Completion and such payment or discharge was reflected in the Completion Accounts (and, for this purpose, the phrase “reflected in the Completion Accounts” means that the net assets as shown in the Completion Accounts are lower, by the amount paid or discharged, than they would have been if such payment or discharge had not occurred); or (c) the Investor has otherwise made recovery in respect of that Tax Liability under this Schedule or by means of a claim for breach of any of the warranties set out in Schedule 2 (Warranties) of this Deed or under any other provision of the Transaction Documents. 3.2 For the purposes of paragraph 3.1, references to “Tax Liability” include any loss, non- availability, disallowance or reduction in any repayment of Tax or Accounts Relief as referred to in paragraph 2.3 and 2.4 respectively. 3.3 Certain provisions of Schedule 4 (Limitations to Liability) of this Deed contain further limitations which apply to this Schedule (including setting certain financial and time limits). 4 Due date of payment Where a payment falls to be made under this Schedule, the payment shall be made in cleared funds and, save to the extent that it has already been made, the due date for the making of that payment shall be: 38

(a) in the case of a payment in respect of an Actual Tax Liability, to the extent that the Actual Tax Liability does not comprise interest or penalties, the later of: a) three Business Days before the last date upon which the Tax concerned can be paid without the person liable to pay it incurring a liability to interest or a charge or penalty in respect of it; b) the date falling five Business Days after the date upon which the party liable to make the payment under this Schedule has been notified of the obligation to make the payment by the party entitled to claim the payment; and (b) in any other case, the date falling five Business Days after the date upon which the Warrantors have been notified by the party entitled to claim the payment that such payment is due. 5 Deductions from payments, etc. All sums payable by the Warrantors under this Schedule shall be paid in accordance with Clause 8 (Withholding and grossing up) of this Deed. 6 Notional end of Tax Period For the purposes of determining whether a Tax Liability, Relief, or entitlement to or receipt of a repayment of Tax has arisen in respect of a period ending on or before Completion or in respect of a period commencing after Completion, a Tax Period of each Group Company current at the time of Completion shall be deemed to end at that time. 39

Schedule 4 Limitations to Liability 1. Limitation on quantum The aggregate total liability of each Warrantor in respect of all Claims shall not exceed the individual financial cap of each Warrantor as set out against his name in column (3) of Schedule 1 (Warrantors). 2. Time limits for bringing claims 2.1. No Claim shall be brought against a Warrantor unless the Investor shall have given to the Warrantors written notice of such Claim (specifying in reasonable detail the matter which gives rise to the Claim, the nature of the Claim and the amount claimed in respect thereof) on or before: (a) subject to paragraphs 2.1(b) and 2.1(c) below, the date falling two (2) years after the date of this Deed; (b) subject to paragraph 2.1(c) below, in respect of any Claim under the Fundamental Warranties or the Warranties set out in paragraph 18 (Employment and incentives) and paragraph 19 (Pensions), the date falling six (6) years after the date of this Deed; or (c) in respect of any Claim under the Tax Warranties or under the Tax Covenant, the date falling three (3) months after the seventh anniversary of the date of this Deed. 2.2. Subject to paragraph 2.3, any Claim notified in accordance with paragraph 2.1 above shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been waived or withdrawn on the date falling twelve (12) months after the date of the notice unless legal proceedings in respect of it have been commenced by both being issued and served on the relevant Warrantor(s) within that period. 2.3. If any Claim is made within the time limits referred to in this paragraph 2 of this Schedule 4 (Limitations to Liability) in respect of a liability which, at the time such Claim is notified by the Investor, is contingent or is unquantifiable, then the Warrantors shall not be under any obligation to make any payment in respect of such Claim to the extent (but only to the extent) that such liability is contingent or unquantifiable unless and until such liability ceases to be contingent or unquantifiable. Paragraph 2.2 of this Schedule 4 (Limitations to Liability) shall be amended in relation to such Claim so as to require legal proceedings to be commenced within twelve (12) months of the date on which such liability is notified in writing as ceasing to be contingent or becoming capable of being quantified, as the case may be. 3. W&I Insurance Policy 3.1. The Investor acknowledges and agrees that, to the extent that the Investor has received payments from the Warrantors such that the liability caps in paragraph 1 have been reached, its sole remedy and right of recovery for all Claims shall be under the W&I Insurance Policy (except in the case of fraud, fraudulent misrepresentation, dishonesty or wilful concealment by a Warrantor). 3.2. The Investor acknowledges and agrees that the limits contained in paragraph 1 shall apply notwithstanding any subsequent non-payment under the W&I Insurance Policy, 40 or any expiry, termination or assignment of the W&I Insurance Policy, or any insolvency of the underwriters of that policy, or any failure of the Investor to pay any premium due under the W&I Insurance Policy. 3.3. The Investor shall ensure that the W&I Insurance Policy includes an express waiver in a customary form of any rights of subrogation against any Warrantor (except in the case of fraud, fraudulent misrepresentation, dishonesty or wilful concealment by a Warrantor, in which case such waiver shall cease to apply in respect of the relevant fact, matter or circumstance in respect of that Warrantor only) and shall deliver evidence of the same to the Warrantors prior to entry into the W&I Insurance Policy. 4. Specific limitations The Warrantors shall not be liable in respect of a Claim (other than a Claim under the Tax Covenant) to the extent that the liability giving rise to or the loss arising from the Claim was specifically provided for in the 2019 Accounts, the Completion Accounts or was specifically taken into account (and documentary evidence exists in relation thereto) in calculating a provision, reserve, allowance or accrual and was specifically included as a specific provision, reserve or allowance or accrual in the 2019 Accounts or the Completion Accounts. 5. No duplication of recoveries The Investor and the Warrantors agree that, in respect of any matter which may give rise to a Claim, no party shall be entitled to recover the same loss more than once. 6. Mitigation Nothing in this Deed shall be deemed to relieve the Investor from any duty under Applicable Law to mitigate any loss or damage incurred by it as a result of any matter or circumstance that gives rise to a Claim (other than a Claim under the Tax Covenant). 7. General 7.1. Nothing in this Deed has the effect of limiting or restricting any liability of a Warrantor in respect of a claim under this Deed to the extent it arises or is increased, or is delayed, as a result of any fraud, fraudulent misrepresentation, dishonesty or wilful concealment on the part of the Warrantors. 7.2. The Warrantors shall provide written notice to the Investor promptly upon becoming aware of any fact, matter or circumstance which is likely to constitute a breach of the Warranties. 41

Schedule 5
Details of the Company

1.		Name:	Ark Insurance Holdings Limited
2.	2.	Registered Number:	48199
3.	3.	Date of Incorporation:	30 September 2013
4.	4.	Country of Incorporation:	Bermuda
5.	5.	Registered Office:	Conyers Corporate Services (Bermuda) Limited Clarendon House 2 Church Street Hamilton HM 11 Bermuda
6.	6.	Accounting Reference Date:	December 31
7.	7.	Auditors:	KPMG LLP
8.	8.	Issued Share Capital:	184,460 preference 1 shares of $1.00 each 243,576 preference 2 shares of $1.00 each 282,084 class H 2018 shares of $1.00 each 303,568 class H 2019 shares of $1.00 each 349,285 class H 2020 shares of $1.00 each 772,682 class H1 2015 shares of $1.00 each 989,032 class H1 2016 shares of $1.00 each 989,032 class H1 2018 shares of $1.00 each 989,032 class H1 2019 shares of $1.00 each 200 class T shares of $1.00 each 140 class Z shares of $1.00 each (together, the "*Shares*")
9.	9.	Registered Shareholders:	As set forth in the Waterfall Schedule
10.	10.	Secretary:	Conyers Corporate Services (Bermuda) Limited
11.	11.	Directors:	Christopher Watson William Malloy Ian Beaton Nicholas Bonnar David Sykes Chris Garrod Andrew McCormick Neil Smith

42

12. Tax residence: Bermuda 43

Schedule 6
Details of the Company Subsidiaries

1.	Name:	Group Ark Insurance Holdings Limited
2.	Registered Number:	39616
3.	Date of Incorporation:	28 February 2007
4.	Country of Incorporation:	Bermuda
5.	Registered Office:	Conyers Corporate Services (Bermuda) Limited Clarendon House 2 Church Street Hamilton HM 11 Bermuda
6.	Accounting Reference Date:	December 31
7.	Auditors:	KPMG LLP
8.	Issued Share Capital:	5,948,670 A shares of USD 1.00 each 1,140,366 B shares of USD 1.00 each 338,000 E shares of USD 1.00 each 529,050 G shares of USD 1.00 each
9.	Registered Shareholder:	Ark Insurance Holdings Limited
10.	Secretary:	Conyers Corporate Services (Bermuda) Limited
11.	Directors:	Christopher Watson William Malloy Ian Eric Beaton Nicholas Kershaw Bonnar David Sykes Chris Garrod Andrew McCormick Neil Smith
12.	Tax residence:	Bermuda

1.	Name:	Ark Syndicate Management Limited
2.	Registered Number:	05887810
3.	Date of Incorporation:	26 July 2006
4.	Country of Incorporation:	England and Wales

44

5.	Registered Office:	30 Fenchurch Avenue London EC3M 5AD
6.	Accounting Reference Date:	31 December
7.	Auditors:	KPMG LLP
8.	Issued Share Capital:	400,000 ordinary shares of £1
9.	Registered Shareholder:	Group Ark Insurance Holdings Limited
10.	Secretary:	James David Masson
11.	Directors:	Charles Neville Rupert Atkin Ian Eric Beaton Nicholas Kershaw Bonnar Neil Christopher Brothers Paul William Dawson David Peter Foreman Peter McIntosh Neil Martin Smith John Mitchell Wardrop Christopher Eric Watson Jo Mark Pole Welman
12.	Tax residence:	United Kingdom

1.	Name:	Ark Underwriting Inc.
2.	Registered Number:	In Connecticut: 1111298 In Virginia: 204796-9
3.	Date of Incorporation:	In Connecticut: 12 July 2013 Date of Certificate of Authority in Virginia: 16 January 2017
4.	Country of Incorporation:	United States of America
5.	Registered Office:	One Financial Plaza Hartford Connecticut 06103 USA
6.	Accounting Reference Date:	31 December
7.	Auditors:	N/A

45

8.	Issued Share Capital:	$100.00 (100 shares of $1.00 each)
9.	Registered Shareholder:	Ark Syndicate Management Limited
10.	Secretary:	Erin M. Hennessey
11.	Directors:	David Foreman Neil Fox Stan Kott John Dalton
12.	Tax residence:	United States of America

1.	Name:	Ark Corporate Member Limited
2.	Registered Number:	06081055
3.	Date of Incorporation:	2 February 2007
4.	Country of Incorporation:	England and Wales
5.	Registered Office:	30 Fenchurch Avenue London EC3M 5AD
6.	Accounting Reference Date:	31 December
7.	Auditors:	KPMG LLP
8.	Issued Share Capital:	1 Ordinary share of £1
9.	Registered Shareholder:	Group Ark Insurance Holdings Limited
10.	Secretary:	James David Masson
11.	Directors:	Nicholas Kershaw Bonnar Neil Christopher Brothers Neil Martin Smith Christopher Eric Watson
12.	Tax residence:	United Kingdom

1.	Name:	Ark Corporate Member (No. 2) Limited
2.	Registered Number:	06430160

46

3.	Date of Incorporation:	19 November 2007
4.	Country of Incorporation:	England and Wales
5.	Registered Office:	30 Fenchurch Avenue London EC3M 5AD
6.	Accounting Reference Date:	31 December
7.	Auditors:	KPMG LLP
8.	Issued Share Capital:	1 ordinary share of £1
9.	Registered Shareholder:	Group Ark Insurance Holdings Limited
10.	Secretary:	James David Masson
11.	Directors:	Nicholas Kershaw Bonnar Neil Christopher Brothers Neil Martin Smith
12.	Tax residence:	United Kingdom

1.	Name:	Ark Corporate Member (No. 3) Limited
2.	Registered Number:	06756414
3.	Date of Incorporation:	24 November 2008
4.	Country of Incorporation:	England and Wales
5.	Registered Office:	30 Fenchurch Avenue
6.	Accounting Reference Date:	31 December
7.	Auditors:	N/A
8.	Issued Share Capital:	1 ordinary share of£1
9.	Registered Shareholder:	Group Ark Insurance Holdings Limited
10.	Secretary:	James David Masson
11.	Directors:	Nicholas Kershaw Bonnar Neil Christopher Brothers Neil Martin Smith
12.	Status:	Dormant

47

13. Tax residence: United Kingdom 1. Name: Ark Corporate Member (No. 4) Limited 2. Registered Number: 08726603 3. Date of Incorporation: 10 October 2013 4. Country of Incorporation: England and Wales 5. Registered Office: 30 Fenchurch Avenue London EC3M 5AD 6. Accounting Reference Date: 31 October 7. Auditors: N/A 8. Issued Share Capital: 1 ordinary share of £1 9. Registered Shareholder: Group Ark Insurance Holdings Limited 10. Secretary: None 11. Directors: Nicholas Kershaw Bonnar Neil Christopher Brothers Neil Martin Smith 12. Status: Dormant 13. Tax residence: United Kingdom 1. Name: Group Ark Insurance Limited 2. Registered Number: 39617 3. Date of Incorporation: 28 February 2007 4. Country of Incorporation: Bermuda 5. Registered Office: Conyers Corporate Services (Bermuda) Limited Clarendon House 2 Church Street Hamilton HM 11 Bermuda 48

6.	Accounting Reference Date:	December 31
7.	Auditors:	KPMG LLP
8.	Issued Share Capital:	120,000 common shares of USD 1.00 each
9.	Registered Shareholder:	Group Ark Insurance Holdings Limited
10.	Secretary:	Conyers Corporate Services (Bermuda) Limited
11.	Directors:	Ian Eric Beaton William Malloy David Sykes Chris Garrod Katie Martin Neil Smith
12.	Tax residence:	Bermuda

1.	Name:	Accident & Health Underwriting Limited
2.	Registered Number:	03938590
3.	Date of Incorporation:	2 March 2000
4.	Country of Incorporation:	England and Wales
5.	Registered Office:	7-8 Ducketts Wharf South Street Bishop's Stortford CM23 3AR England
6.	Accounting Reference Date:	31 December
7.	Auditors:	KPMG LLP
8.	Issued Share Capital:	12,500 class A shares of £1.00 each 12,500 class C shares of £1.00 each 12,500 class D shares of £1.00 each
9.	Registered Shareholder:	Group Ark Insurance Holdings Limited
10.	Secretary:	None
11.	Directors:	Jordan Terry Bostwick Charles David Boyd Neil Christopher Brothers

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John Richard Burnham David Robert Miller 12. Tax residence: United Kingdom 1. Name: Accident & Health Claims Services LLP 2. Registered Number: OC370491 3. Date of Incorporation: 6 December 2011 4. Country of Incorporation: England and Wales 5. Registered Office: 7-8 Ducketts Wharf South Street Bishop’s Stortford CM23 3AR England 6. Accounting Reference Date: 31 December 7. Auditors: KPMG LLP 8. Partnership Interests: Ark Underwriting Ltd. Group Ark Insurance Limited 9. LLP Designated Members: Accident & Health Underwriting Limited Group Ark Insurance Holdings Limited 10. Secretary: N/A 11. Directors: N/A 12. Tax residence: United Kingdom 1. Name: Richmond Risk Management, Inc. 2. Registered Number: 08497752 3. Date of Incorporation: 21 October 2019 4. Country of Incorporation: United States of America 5. Registered Office: 5398 Twin Hickory Road Glen Allen Virginia 50

23059 United States of America 6. Accounting Reference Date: 31 December 7. Auditors: N/A 8. Issued Share Capital: 100 common shares of USD 1.00 each 9. Registered Shareholder: Ark Syndicate Management Limited 10. Secretary: Kimberly Perkins 11. Directors: Kimberly Perkins 12. Tax residence: United States of America 51

Schedule 7 Properties [Omitted] 52

Schedule 8 Intellectual Property Domain Name Registrant ark4020.com DNSimple arkunderwriting.com DNSimple cyberaware.it DNSimple noa3902.com DNSimple arkunderwritinginc.com DNSimple arkunderwriting.co.uk DNSimple arkunderwritinginc.net DNSimple ahulimited.com Register SPA [Redacted] DNSimple 53

Schedule 9 Form of Deed of Substitution THIS DEED is made on [●] by [●], a company incorporated in [●] under registered number [●] whose [registered / principal] office is at [●] (the “New Investor”). WHEREAS: This Deed is entered into in compliance with the terms of clause 4 of a management warranty deed dated [●] made between (i) Ian Beaton, Nicholas Bonnar and Neil Smith (together, the “Warrantors” and each, a “Warrantor”) and (ii) Bridge Holdings (Bermuda) Ltd (the “Investor”), as such deed may be amended from time to time (the “MWD”). THIS DEED WITNESSES as follows: 1. The New Investor undertakes to adhere to and be bound by the provisions of the MWD, and to perform the obligations imposed on the Investor by the MWD, in all respects as if the New Investor were a party to the MWD from and including [date of MWD] and named therein as the Investor. 2. This Deed is made for the benefit of the New Investor and the original parties to the MWD. 3. The notice details of the New Investor for the purposes of clause 11.1 of the MWD are as follows: Party Address For the attention of E-mail address [] [] [] [] 4. This Deed and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligation arising out of the negotiation of the transactions contemplated by this MWD) are governed by and shall be construed in accordance with English law. 5. The courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings (including any non-contractual dispute or claim), and/or to settle any disputes, which may arise out of or in connection with this Deed (respectively, “Proceedings” and “Disputes”) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England. Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Disputes brought in the courts of England shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction. 54

IN WITNESS of which this Deed has been executed and delivered by the New Investor on the date which first appears above. [Signature block] 55

Schedule 10 Interpretation 1. Interpretation 1.1. In this Deed the following words and expressions shall (unless clearly inconsistent with the context) have the following meanings: “2017 Accounts” means the audited statutory annual consolidated financial statements of the Company for the financial period ended on 31 December 2017; “2018 Accounts” means the audited statutory annual consolidated financial statements of the Company for the financial period ended on 31 December 2018; “2019 Accounts” means the audited statutory annual consolidated financial statements of the Company for the financial period ended on the Accounts Date; “Accounting Standards” means the United Kingdom Generally Accepted Accounting Practice (including the Financial Reporting Standards 102 and 103 issued by the Financial Reporting Council (“FRC”), applicable Abstracts issued by the FRC, the requirements of Applicable Law, and applicable pronouncements by the Conduct Committee of the FRC) in force for the accounting period ending on the Accounts Date; “Accounts” means the 2017 Accounts, the 2018 Accounts and the 2019 Accounts; “Accounts Date” means 31 December 2019; “Actual Tax Liability” has the meaning given to it in Schedule 3 (Tax Covenant); “AHC” means Accident & Health Claims Services LLP, brief details of which are set out in Schedule 6 (Details of Company Subsidiaries); “AHU” means Accident & Health Underwriting Limited; “AHU Loans” means the loans made by AHU to each of [Redacted]; “Anti-Bribery Law” means any Applicable Law that relates to bribery or corruption, including (without limitation), the US Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010, in each case as amended, re-enacted or replaced from time to time; “Applicable Law” means any and all laws (whether civil criminal or administrative), statutes, statutory instruments, statutory guidance, codes, rules, directives, measures, judgments, rulings, determinations or decisions having the force of law, treaties, conventions and regulations, including without limitation Lloyd’s Regulation and any rules or regulations, codes, directions or binding guidance of any Regulatory Authority, in each case which is (or where the context requires, has formerly been) binding on the relevant person or in respect of the relevant matter as the context requires; “ASML” means Ark Syndicate Management Limited, brief details of which are set out in Schedule 6 (Details of Company Subsidiaries); “Business Day” means a day other than a Saturday or Sunday or public holiday on which banks are ordinarily open for the transaction of normal banking business in London, United Kingdom; “Claim” means a claim under this Deed other than an Indemnity Claim; 56

“Company” means Ark Insurance Holdings Limited, an exempted company limited by shares incorporated in Bermuda with registered number 48199 and whose registered office is at Conyers Corporate Services (Bermuda) Limited, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda; “Company Subsidiary” means each of the companies listed in Schedule 6 (Details of Company Subsidiaries) and “Company Subsidiaries” shall be construed accordingly; “Company’s Constitution” means Company’s memorandum of association and bye- laws as of the date of this Deed; “Completion” has the meaning given in the Subscription and Purchase Agreement; “Completion Date” means the date on which Completion occurs; “Completion Warranties” has the meaning given in Clause 2.1; “Confidential Information” has the meaning given in Clause 9.1; “Controlled Function” has the meaning given to that term in section 59(3) of the Financial Services and Markets Act 2000; “Corporate Members” means Ark Corporate Member Limited, Ark Corporate Member No. 2 Limited, Ark Corporate Member No. 3 Limited and Ark Corporate Member No. 4 Limited, the details of each of which are set out in Schedule 6 (Details of Company Subsidiaries); “Data Protection Law” means any legislation in any applicable jurisdiction in force from time to time concerning the protection and/or processing of personal data, the right to privacy, information security, and the obligation to provide data breach notifications, including but not limited to the Data Protection Act 1998, the Data Protection Directive (Directive 95/46/EC), the GDPR, the Data Protection Act 2018, the E-Privacy Directive (Directive 2002/58/EC, as amended by Directive 2009/136/EC) and including all subordinate legislation; “Data Room” means the information and documents contained in the virtual data room hosted by Sterling Technology Ltd. under the name Echo at <https://www.sterlingvdr.com/> as at 23.59 p.m. London time on 28 September 2020 and as made available to the Investor and its advisers in connection with the matters set out in this Deed and as contained on the USB sticks issued by Sterling Technology Ltd. and which have been delivered to the Investor promptly following the date of this Deed; “Debt Availability” has the meaning given in the Subscription and Purchase Agreement; “Debt Documents” means [Redacted]. “Disclosed” means fairly disclosed in such manner and in such detail as to enable a reasonable investor to make a reasonable assessment of the nature and scope of the matter concerned and “Disclose” shall be construed accordingly; “Disclosed Scheme” means the Aegon Group Personal Pension Plan; “Disclosure Letter” means the letter of the same date as this Deed from the Warrantors to the Investor disclosing certain matters in relation to the Warranties, together with all documents attached to it or listed in any schedule to it; 57

“Employee” means and includes those employees or persons employed or engaged by a Group Company or previously employed or engaged by a Group Company; “Encumbrance” means any mortgage, charge, pledge, lien, assignment, hypothecation, encumbrance, security interest, option, right to acquire, right of first refusal, right of pre-emption or conversion, restriction, claim, right, title retention, interest or preference granted to any third party, or any agreement to create any of the foregoing; “Event” has the meaning given to it in Schedule 3 (Tax Covenant); “Facilities Agreement” means the facilities agreement dated on or around [Redacted] between, inter alia, Group Ark Insurance Holdings Limited and [Redacted], as amended and restated pursuant to an amendment and restatement agreement with [Redacted]; “Founding Shareholders” means Ian Beaton and Nicholas Bonnar; “Fundamental Warranties” means the Warranties in paragraphs 1, 2 and 11 of Schedule 2 (Warranties); “GAIL” means Group Ark Insurance Limited, brief details of which are set out in Schedule 6 (Details of Company Subsidiaries); “GDPR” means the General Data Protection Regulation ((EU) 2016/79); “Government Official” means any official, employee or representative of, or any other person acting in an official capacity for or on behalf of: (a) any Regulatory Authority, including any entity owned or controlled thereby; (b) any political party or political candidate; (c) any public international organisation; or (d) any candidate for political office or a person acting on his or her behalf; “Group Companies” means the Company and each Company Subsidiary and “Group Company” shall be construed accordingly; “GSOP” means the Growth Securities Ownership Plans entered into separately by each of [Redacted] and the Founding Shareholders pursuant to: (1) individual Master Agreements for Contract for Differences dated 18 November 2010; and (2) individual Master Agreements for Contract for Differences dated 26 November 2010; “Guarantee” means any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set off given or undertaken by a person to secure or support the obligations (actual or contingent) of any other person and whether given directly or by way of counter indemnity to any other person who has provided a guarantee and “Guarantees” shall be construed accordingly; “HMRC” means HM Revenue & Customs; “Income, Profits or Gains” has the meaning given to that term in paragraph 1.3 of Schedule 3 (Tax Covenant); “Indemnity Claim” means a claim under paragraph of Schedule 11; “Information Technology” means information technology infrastructure (including computer hardware, software and networks) and the manuals and documents relating to it; 58

“Insurance Data and Models” means data and insurance models, and actuarial, underwriting, risk management, compliance, and claims handling algorithms, calculations and procedures, in each case used in the conduct of the business of the Group Companies as at the date of this Deed; “Intellectual Property” means patents, registered and unregistered designs, copyright, database rights, Trademarks, rights in trade secrets and confidential information and other rights of the same or similar effect as any of the foregoing anywhere in the world, in each case, whether registered or not, including pending applications for registration of such rights; “Investor’s Group” means the Investor, its subsidiaries and subsidiary undertakings, any holding company or parent undertaking of the Investor and all other subsidiaries and subsidiary undertakings of any such holding company or parent undertaking as the case may be from time to time (and including, following Completion, the Group Companies); “IP Licences” has the meaning given in paragraph 14 of Schedule 2 (Warranties); “IT Contracts” has the meaning given in paragraph 15 of Schedule 2 (Warranties); “ITEPA” means the Income Tax (Earnings and Pensions) Act 2003 (as amended from time to time); “Leases” means the leases, licences and office agreements granting the relevant Group Company’s interest in the relevant Property, short particulars of which are set out in Schedule 7 (Properties); “Letter of Credit Facility” means the letter of credit facility agreement and related security documents entered into between Ark Re and [Redacted] pursuant to the Facilities Agreement; “Licences” has the meaning given in paragraph 7 of Schedule 2 (Warranties); “Lloyd’s Regulation” means the Lloyd’s Acts 1871 to 1982 and all Lloyd’s bye-laws, regulations, codes of practice, directions, conditions and requirements applicable to the Group Companies; “Losses” means all losses, damages, payments, costs, liabilities (including Tax liabilities) and expenses; “Management Accounts” means the unaudited consolidated management accounts of the Company for the period from 1 January to 30 June 2020 contained at folder 4.6 in the Data Room; “Managing Agent” means the underwriting agent which has permission from Lloyd’s to manage a syndicate and carry on underwriting and performing other functions for a Member (as defined in the Lloyd’s bye-laws); “Managing Agent’s Agreement” means the Managing Agent’s agreement prescribed by Lloyd’s Regulation to be entered into between a Member and a Managing Agent; “material” means, unless otherwise expressed, material in the context of the business, assets, liabilities or financial condition of the relevant Group Company, and “materially” shall be construed accordingly; “Material Litigation” means (i) any litigation, arbitration, tribunal or other dispute resolution process or proceedings where the amount in dispute has an aggregate value in excess of $300,000, or (ii) administrative or criminal proceedings; 59

“Member” means an underwriting member of Lloyd’s including a corporate member; “Outbound Reinsurance Agreement” means a reinsurance agreement or treaty to which a Group Company or a Syndicate is a party or from which it benefits and which is in force, or under which any claims are outstanding, as at the date of this Deed; “Planning Acts” means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991, the Planning and Compulsory Purchase Act 2004, the Planning Act 2008, the Localism Act 2011, the Growth and Infrastructure Act 2013, section 111 of the Local Government Act 1972 and any other legislation from time to time regulating the use or development of land; “Properties” means the properties set out in Schedule 7 (Properties); “Proprietary Software” means software in which any Group Company owns any Intellectual Property; “Regulatory Authority” means any person, body, authority, government, local government, statutory, regulatory or investigative body, agency, trade agency, authority, bureau, board, commission, court, association, institution, department, tribunal or instrumentality (including any insurance or financial services or other regulatory body or authority) with relevant regulatory, supervisory, enforcement, administrative and/or criminal law powers over or responsibilities in respect of any of the Group Companies in any relevant jurisdiction, including, but not limited to, the UK Financial Conduct Authority, the UK Prudential Regulation Authority, Lloyd’s, and the Bermuda Monetary Authority; “Relief” means any loss, relief, allowance or credit in respect of any Tax, other than a repayment of Tax, and any deduction in computing Income, Profits or Gains for the purposes of any Tax; “Reserves” has the meaning given in Clause 2.9; “Sanctions” means any economic or financial sanctions administered by the Office of Foreign Assets Control (OFAC) of the US Department of the Treasury, the US State Department, the United Nations, the United Kingdom or the European Union; “Senior Employees” means Ian Beaton, Nicholas Bonnar, Neil Brothers, Paul Dawson, Neil Fox, Melanie Raven and Neil Smith and “Senior Employee” shall mean any one of them; “Shares” has the meaning given in Schedule 5 (Details of the Company); “Shareholders’ Deed” has the meaning given in the Subscription and Purchase Agreement; “Signing Warranties” has the meaning given in Clause 2.1; “Specified Company” means any of Ark Underwriting Inc., Richmond Risk Management, Inc., Ark Corporate Member (No. 4) Limited, Accident & Health Underwriting Limited and Accident & Health Claims Services LLP; “Subscription and Purchase Agreement” means the subscription and purchase agreement between, amongst others, the Company and the Investor entered into on or around the date of this Deed; “Syndicates” means Syndicate 3902 and Syndicate 4020; 60

“Tax Authority” means any revenue, customs, fiscal, governmental, statutory, state or provincial authority, body or person in any relevant jurisdiction responsible for the collection or management of any Tax; “Tax Liability” has the meaning given to it in Schedule 3 (Tax Covenant); “Tax Covenant” means the tax covenant in Schedule 3 (Tax Covenant); “Tax Warranties” means the Warranties at paragraphs 18.15 to 18.21 (both inclusive) and paragraph 24 of Schedule 2 (Warranties); “Taxation” or “Tax” means all taxes, levies, duties and imposts and any charges, deductions or withholdings in the nature of tax, including social security contributions, taxes on gross or net Income, Profits or Gains and taxes on receipts, sales, transfer, ownership, use, occupation, development, franchise, employment, value added and personal property, together with all penalties, charges and interest relating to any of them or to any failure to file any return required for the purposes of any of them, regardless of whether any such taxes, levies, duties, imposts, charges, deductions, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person and of whether any amount in respect of any of them is recoverable from any other person; “Trademark” means any trademark, service mark, corporate or business name, identifying logo, trade dress, slogan, domain name or brand name or other similar type of name or source identifier (including all goodwill associated with any of the foregoing, and all registrations and applications relating thereto); “Transaction Documents” means this Deed, the Disclosure Letter, the Updated Disclosure Letter and the documents listed in the definition of “Transaction Documents” in the Subscription and Purchase Agreement; “Transactions” has the meaning given in Recital A of this Deed; “Transfer Pricing Rules” means transfer pricing legislation or other analogous legislation pursuant to which intragroup transactions or arrangements are subject to Tax on the basis of the arm’s length provision and not the actual provision or any restriction applied to the deductibility, for corporation tax purposes, of any interest paid or payable by a Group Company to another Group Company or an entity that has historically either directly or indirectly held ownership in a Group Company as a result of transfer pricing legislation (or other analogous legislation) or thin capitalisation rules; “Updated Disclosure Letter” has the meaning given in Clause 2.4; “VAT” means: (a) any Tax imposed in compliance with the council direct of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); (b) to the extent not included in paragraph (a) above, any value added tax imposed by VATA and legislation and regulations supplemental thereto; and (c) any other Tax of a similar nature to the Taxes referred to in paragraph (a) or paragraph (b) above, whether imposed in a member state of the EU in substitution for, or levied in addition to, the Taxes referred to in paragraph (a) or paragraph (b) above or imposed elsewhere; “VATA” means the Value Added Tax Act 1994; 61

“W&I Broker” means Howden M&A Limited; “W&I Insurance Policy” means the warranty and indemnity insurance policy in the name of the Investor with the W&I Insurer as underwriting representative in respect of the transactions contemplated by this Deed and dated on or around the date of this Deed; “W&I Insurer” means Euclid Transactional UK Limited; “Warranties” means the warranties made by the Warrantors in Schedule 2 (Warranties); and “White Mountains” has the meaning given in the Subscription and Purchase Agreement. 1.2. In this Deed, a reference to: (a) a statutory provision includes a reference to: (i) the statutory provision as modified or re-enacted or both from time to time whether before or after the date of this Deed; and (ii) any subordinate legislation made under the statutory provision whether before or after the date of this Deed; (b) a person includes a reference to a government, body corporate, firm, association, partnership or corporation, in each case wherever and however incorporated or established; (c) a person includes a reference to that person’s legal personal representatives and successors; (d) a Clause or Schedule, unless the context otherwise requires, is a reference to a clause of or schedule to this Deed. 1.3. References to one gender include all genders and references to the singular include the plural and vice versa. 1.4. References to “period” are to a period of time and not an accounting period unless the phrase “accounting period” is used. 1.5. The words including, include, in particular and words of similar effect shall not be deemed to limit the general effect of the words which precede them. 1.6. The table of contents and headings and sub-headings are for convenience only and shall not affect the interpretation of this Deed. 1.7. References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm. 1.8. References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction. 1.9. References to time in this Deed are to the time in London, United Kingdom. 1.10. In this Deed, a reference to: (a) liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to 62 contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument; and (b) a party being liable to another party, or to liability, includes, but is not limited to, any liability in equity, contract or tort (including negligence) or under the Misrepresentation Act 1967. 1.11. In this Deed references to “$” or “USD” or “dollars” shall be references to the lawful currency of the United States of America and references to “£” or “pound sterling” shall be references to the lawful currency of the United Kingdom. 1.12. In this Deed the formulation “to the extent that” shall be read as meaning “if, but only to the extent that”. 1.13. The Schedules form part of this Deed and shall have the same force and effect as if expressly set out in the body of this Deed, and any reference to this Deed shall include the Schedules. 1.14. References (whether express or implied) to shares in the capital of AHC shall be read as references to partnership interests in AHC, and references to AHC’s constitutional documents shall be to the limited liability agreement (or equivalent document) governing AHC. 63

Schedule 11 Specific Indemnities [Omitted] 64

IN WITNESS whereof this Deed has been executed and delivered as a DEED the day and year first before written by: IAN BEATON _/s/ Ian Beaton________________________________ in the presence of: /s/ Rowena Kate Beaton SIGNATURE OF WITNESS Witness name: Rowena Kate Beaton Witness address: [Personal Information Redacted] …………………………………….. Witness occupation: [Personal Information Redacted] [Signature Page to Project Echo Management Warranty Deed]

NICHOLAS BONNAR _/s/ Nicholas Bonnar_______________________ in the presence of: /s/ Juliette Bonnar SIGNATURE OF WITNESS Witness name: Juliette Bonnar Witness address: [Personal Information Redacted] …………………………………….. Witness occupation: [Personal Information Redacted] [Signature Page to Project Echo Management Warranty Deed]

NEIL SMITH _/s/ Neil Smith_______________________________ in the presence of: /s/ Leah Smith SIGNATURE OF WITNESS Witness name: Leah Smith Witness address: [Personal Information Redacted] …………………………………….. Witness occupation: [Personal Information Redacted] [Signature Page to Project Echo Management Warranty Deed]

BRIDGE HOLDINGS (BERMUDA) LTD. Executed as a deed by ) Bridge Holdings (Bermuda) Ltd ) acting by Kevin M. Pearson who, in ) accordance with the laws of Bermuda, ) /s/ Kevin M. Pearson is acting under the authority of Bridge ) (Authorised signatory) Holdings (Bermuda) Ltd ) ) Witness’s signature: /s/ Lysa Brown Name (print): Lysa Brown Occupation: [Personal Information Redacted] Address: [Personal Information Redacted] [Signature Page to Project Echo Management Warranty Deed]